UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Materials Pursuant to 240.14a-12
CARDLYTICS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2021

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of Cardlytics on May 21, 2021, at 2:00 p.m. Eastern Time.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. On or about April 6, 2021, we will mail to our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2020, over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you elect to receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, 2020 Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and Proxy Statement on the Internet, both of which are available at www.proxyvote.com.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote by either marking, signing and returning a proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your proxy card.

We look forward to seeing you at the annual meeting.

Sincerely yours,

/s/ Lynne M. Laube
Lynne M. Laube
Chief Executive Officer

CARDLYTICS, INC.
675 Ponce de Leon Ave. NE, Suite 6000
Atlanta, Georgia 30308
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 21, 2021
Dear Stockholder:
The annual meeting of stockholders (the “Annual Meeting”) of Cardlytics, Inc. (the "Company") will be held at the offices of the Company at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308, on Friday, May 21, 2021 at 2:00 p.m. local time for the following purposes:
1.To elect the board of director’s nominees, John V. Balen, Aimée Lapic, and Jessica Jensen, to the Board of Directors to hold office until the 2024 Annual Meeting.
2.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2021.
3.To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.
4.To approve, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
5.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 29, 2021. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,

/s/ Kirk L. Somers
Kirk L. Somers
Secretary

Atlanta, Georgia
April 6, 2021

We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about April 6, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2021 Proxy Statement and 2020 Annual Report on the Internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.
Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the Internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the Annual Meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

CARDLYTICS, INC.
PROXY STATEMENT

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2021
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Cardlytics, Inc. (“we,” “our,” “us,” the “Company,” or “Cardlytics”) is soliciting your proxy to vote at the 2021 Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 6, 2021 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The meeting will be held on Friday, May 21, 2021 at 2:00 p.m. local time at the offices of the Company at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308. Information on how to vote in person at the annual meeting is discussed below.
We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the annual meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on March 29, 2021 will be entitled to vote at the annual meeting. On this record date, there were 31,769,783 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 29, 2021 your shares were registered directly in your name with Cardlytics’ transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 29, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are four matters scheduled for a vote:
•Proposal No. 1 - Election of three directors;
•Proposal No. 2 - Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021;
•Proposal No. 3 - Approval, on an advisory basis, of the compensation of our named executive officers; and
•Proposal No. 4 - Approval on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal No. 1, you may either vote “For All” of the nominees to the Board of Directors, you may "Withhold All" of your votes for the nominees, or you may vote “For All Except” any nominee(s) you specify. For Proposals No. 2 and No. 3, you may vote “For,” “Against” or "Abstain" from voting. For Proposal No.4, you may either vote for every "1 Year," "2 Years," "3 Years" or "Abstain" from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.
•To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 20, 2021 to be counted.
•To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 20, 2021 to be counted.
•To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by May 20, 2021.
•To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 29, 2021.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether The New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any stockholder advisory votes on named executive officer compensation and on the frequency of future stockholder advisory votes on named executive officer compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals No. 1, No. 3 and No. 4, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For All” the election of nominees for director, “For” the ratification of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2021, "For" the advisory approval of the compensation of our named executive officers and for “1 Year” as the preferred frequency of stockholder advisory votes on the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Cardlytics’ Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308.
•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 7, 2021 to our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2022 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between January 21, 2022 and February 20, 2022. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition, (5) a statement whether the person, if elected, intends to tender, promptly following the person’s failure to receive the required vote for election or re-election at the next meeting at which the person would face election or re-election, an irrevocable resignation effective upon acceptance of the resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1, filed with the SEC on January 12, 2018.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Nominees receiving the most “For” votes.	Not applicable	No effect
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021	“For” votes from holders of a majority of the stock having voting power present in person or represented by proxy at the 2021 Annual Meeting.	Against	Brokers have discretion to vote (1)
3	Advisory vote to approve compensation of our Named Executive Officers	“For” votes from holders of a majority of the stock having voting power present in person or represented by proxy at the 2021 Annual Meeting.	Against	No effect
4	Advisory vote to approve the preferred frequency of stockholder advisory votes on the compensation of our Named Executive Officers	The frequency receiving the highest number of votes of the stock having voting power present in person or represented by proxy at the 2021 Annual Meeting.	No effect	No effect
(1)This proposal is considered a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 31,769,783 shares outstanding and entitled to vote. Thus, the holders of 15,884,892 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes and currently has nine members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s success of duly elected and qualified.
There are three directors in the class whose term of office expires in 2021, John V. Balen, Aimée Lapic, and Jessica Jensen. Mr. Balen was previously elected by our stockholders. Ms. Lapic was appointed as a director in April 2019 by our Board of Directors based on a recommendation by our Nominating and Corporate Governance Committee following her identification by a third party-search firm. Ms. Jensen was appointed as a director in July 2020 by our Board of Directors based on a recommendation by our Nominating and Corporate Governance Committee following her identification by a third party-search firm. If re-elected at the Annual Meeting, each of these nominees will serve until the 2024 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any of the nominees will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that nominee should continue to serve on the Board of Directors. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Class III Director Nominees for Election for a Three-Year Term Expiring at the 2024 Annual Meeting
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.
John V. Balen, age 60
John V. Balen has served as a member of our Board of Directors since 2008, as chairperson of our Board of Directors (“Board Chair”) from April 2017 to May 2020, and as the Lead Independent Director since May 2020. Mr. Balen is a retired partner of Canaan Partners, a venture capital firm he joined in 1995, where he focused on the digital media, enterprise and financial technology sectors. Before joining Canaan Partners, Mr. Balen held a variety of operational and financial roles, including Managing Director of Horsley Bridge Partners, a private equity firm. Earlier in his career, Mr. Balen was an engineer at Codenoll Technology, a fiber communications company, and an engineer at Digital Equipment Corp. Mr. Balen serves as a director for a number of privately-held companies. Mr. Balen holds a B.S. in Electrical Engineering and an M.B.A. from Cornell University. Our Board of Directors believes that Mr. Balen’s experience investing in technology businesses and his service on numerous private company boards qualify him to serve on our Board of Directors.
Aimée Lapic, age 51
Aimée Lapic has served as a member of our Board of Directors since April 2019. Ms. Lapic has served as the Chief Digital and Marketing Officer of GoPro since April 2020. Prior to her role at GoPro, she was the Chief Marketing Officer of Pandora Media, Inc. from December 2017 to April 2020. From January 2015 to November 2016, Ms. Lapic served as the Chief Marketing Officer for Banana Republic. From 2011 to 2014, Ms. Lapic served as the Senior Vice President and General Manager of Gap Outlet International responsible for localized and global marketing. Ms. Lapic held numerous positions of increasing responsibility over thirteen years while employed at Gap, Inc. Ms. Lapic also served as a Marketing Advisory Board member of Ridge Ventures from 2016 to 2019, a venture capital firm focused on early-stage consumer Internet and enterprise IT investments. Ms. Lapic holds a B.A. degree in English literature from Princeton University, and a M.B.A. degree from Harvard Business School. Our Board of Directors believes that Ms. Lapic’s experience in the advertising industry qualifies her to serve on our Board of Directors.
Jessica Jensen, age 49
Jessica Jensen has served as a member of our Board of Directors since July 2020. Jessica Jensen serves on the operator council of f7 Ventures, an investment fund for technology companies. Ms. Jensen is serving as the Chief Marketing Officer of Indeed since March 2021. Prior to joining Indeed, Ms. Jensen served as the Chief Marketing Officer and SVP of Marketing for Open Table from November 2019 to January 2021. Ms. Jensen served as the Chief Marketing Officer for Sunbasket, a subscription meal delivery service, from May 2019 to October 2019. Prior to Sunbasket, she served as the Head of Products, Platforms, and Insights at Facebook from 2014 to April 2019. Previously, from 2012 to 2014, Ms. Jensen was Global Head of Product Marketing for iAd, a division of Apple. Ms. Jensen holds a B.A. degree from Amherst College, a Masters of International Relations from University of California San Diego and an M.B.A. from INSEAD Business School. Our Board of Directors believes that Ms. Jensen’s experience in the advertising industry qualifies her to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” NOMINEES

Class I Directors Continuing in Office until the 2022 Annual Meeting
David L. Adams, age 64
David L. Adams has served as a member of our Board of Directors since 2011. From 2007 until he retired in March 2016, Mr. Adams served as Executive Vice President and Chief Financial Officer of Aimia Inc., a data-driven marketing and loyalty analytics company listed on the Toronto Stock Exchange ("TSX"). Before joining Aimia Inc., Mr. Adams held a variety of executive finance positions at Photowatt Technologies Inc., SR Telecom Inc. and CAE Inc. Prior to these roles, he held a number of positions with the Bank of Nova Scotia and Ernst & Young. Mr. Adams serves as Chairman of the Board of Points International (listed on the TSX and the Nasdaq Capital Market), is a director of TCC Global (a private global loyalty marketing company) and Plan International Canada and is a member of the Board of Governors of the Stratford Festival. Mr. Adams is a board member, the chairman of the audit committee and a member of the renumeration committee at TCC Global and chairs the finance and audit committee at the Stratford Festival. He is a member of the audit committee and chairs the HRCC at Plan International Canada. Mr. Adams served as a director of Club Premier (AeroMexico’s frequent flyer program) until December 2018. Mr. Adams is a chartered accountant in Canada and holds a Bachelor of Commerce in Commerce and Finance from the University of Toronto. Our Board of Directors believes that Mr. Adams’ financial expertise and experience in the technology and loyalty marketing industries qualify him to serve on our Board of Directors.
Scott D. Grimes, age 58
Scott D. Grimes has served as our Executive Chairman since May 2020. Previously, he served as our Chief Executive Officer from 2008 to 2020 and as a member of our Board of Directors since our founding in 2008. From 2005 to 2008, Mr. Grimes was Senior Vice President and General Manager, Payments at Capital One Financial Corporation and, from 2003 to 2005, Mr. Grimes was Vice President, Strategy at Capital One Financial Corporation. From 2001 to 2003, Mr. Grimes was a Principal at Canaan Partners, a venture capital firm. Earlier in his career, Mr. Grimes was a Senior Vice President at FreeMarkets Inc., an e-sourcing company, and a Principal at McKinsey & Company, a management consulting firm. Mr. Grimes began his career at Schlumberger Limited as an electrical engineer. From August 2014 to May 2020, Mr. Grimes has served as a director of Evergy, Inc., a regulated electric utility, where he also served on the audit, finance and nuclear, operations, and environmental oversight committees. Mr. Grimes holds a B.S. in Electrical Engineering from Union College and an M.B.A. from Stanford University. Our Board of Directors believes that Mr. Grimes’s business expertise and vision for the Company as one of our co-founders qualify him to serve on our Board of Directors.
Mark A. Johnson, age 68
Mark A. Johnson has served as a member of our Board of Directors since 2010. Mr. Johnson joined TTV Capital, a venture capital firm, as a General Partner in 2008. From 1982 to 2000 and from 2003 to 2008, Mr. Johnson held various positions at CheckFree Corporation, a provider of financial electronic commerce services and products, including director, Vice President of Operations and Vice Chairman. From 2000 to 2003, Mr. Johnson left CheckFree to form e-RM Ventures, a private investing consultancy focused on early stage payments-related companies, although he continued to serve as a director of CheckFree. Prior to joining CheckFree, Mr. Johnson worked for the Federal Reserve Bank and Bank One Corporation. Mr. Johnson serves as a director and on the audit committee of FleetCor Technologies, Inc., a public company. He serves on the boards of Bill.com, Springbot, Payrailz, SmartAsset, Defensestorm, and Mirconotes. He also is the former chairman of Venture Atlanta, a technology conference focused on connecting Georgia’s entrepreneurs with the capital providers. Mr. Johnson holds a B.S. in Business from Miami University and an M.B.A. from Ohio State University. Our Board of Directors believes that Mr. Johnson’s experience in financial e-commerce services and his service on numerous private company boards qualify him to serve on our Board of Directors.
Class II Directors Continuing in Office until the 2023 Annual Meeting
Lynne M. Laube, age 51
Lynne M. Laube has served as our Chief Executive Officer since May 2020 and as a member of our Board of Directors since our founding in 2008. From 2008 to 2020, Ms. Laube served as our Chief Operations Officer. From 1994 to 2008, Ms. Laube held various positions at Capital One, including as a Vice President. Ms. Laube started her career at Bank One Corporation, where she specialized in operations analysis. Ms. Laube holds a B.S. in Finance and Marketing from University of Cincinnati. Our Board of Directors believes that Ms. Laube’s business expertise and her daily insight into corporate matters as our Chief Executive Officer qualify her to serve on our Board of Directors.

John Klinck, age 57
John Klinck has served as a member of our Board of Directors since October 2016. Since June 2016, Mr. Klinck has been a Managing Partner at Hyperplane Venture Capital. He is currently an active angel and seed stage investor in FinTech oriented firms. From 2006 to April 2015, Mr. Klinck was Executive Vice President and Head of Global Strategy and New Ventures at State Street Corporation, where he served on that firm’s management committee and ran several business lines including Alternative Investment Solutions, Credit Services, Global Exchange and Corporate Strategy. Before joining State Street, Mr. Klinck was Vice Chairman and President of the Investment Manager Solutions Group at Mellon Financial Corporation. Before joining Mellon in 1997, Mr. Klinck held various management positions at American Express. Mr. Klinck holds a B.A. from Middlebury College and an M.B.A. from the Fuqua School of Business at Duke University. Our Board of Directors believes that Mr. Klinck’s diverse management expertise and experience in the financial services industry qualify him to serve on our Board of Directors.
Tony Weisman, age 61
Tony Weisman has served as a member of our Board of Directors since 2014. Mr. Weisman is the founder and Chief Executive Officer of Snap Point LLC and previously served as the Chief Marketing Officer of Dunkin’ Brands from September 2017 to December 2019. From 2007 until September 2017, Mr. Weisman served in senior executive positions at Digitas and as the Chief Executive Officer of Digitas North America from 2013 until September 2017. From 2002 to 2006, Mr. Weisman was Chief Marketing Officer at DraftFCB/Chicago, an advertising agency. Prior to 2002, he held various management positions at advertising agency Leo Burnett. Mr. Weisman holds a B.A. in Political Science from Brown University. Our Board of Directors believes that Mr. Weisman’s experience in the advertising industry qualifies him to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board of Directors has undertaken a review of the independence of the directors and considered whether any current director or director during 2020 has or had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that Messrs. Adams, Balen, Johnson, Klinck and Weisman and Ms. Lapic and Jensen, representing seven of our nine directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market (“Nasdaq”). In addition, our Board of Directors has determined that Mr. Youngren, who served as a director until September 2020, was an “independent” director as defined under current rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director and former director has or had with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. Ms. Laube and Mr. Grimes are not independent directors by virtue of their employment with us.
Board Leadership Structure
Mr. Grimes serves as our Executive Chairman. We believe that having an Executive Chairman helps to ensure that the Board of Directors and management act with a common purpose and enables a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that an Executive Chairman is well positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. We also believe that it is advantageous to have an Executive Chairman with an extensive history with and knowledge of our company, as is the case with Mr. Grimes, who served as our Chief Executive Officer from 2008 to May 2020.

We also have a Lead Independent Director, Mr. Balen. We believe having Mr. Balen as the Lead Independent Director helps reinforce the independence of the Board of Directors as a whole. The position of Lead Independent Director has been structured to serve as an effective balance to the Executive Chairman: the Lead Independent Director is empowered to preside over any portions of meetings of the Board of Directors at which an assessment of the performance of the Board of Directors is presented or discussed, coordinate consideration of, and represent the Board of Directors with respect to, any particular issues identified by the Board of Directors, coordinate activities of other independent directors, as necessary, establish, after consultation with the Executive Chairman and senior management, the agenda for regular and special Board of Directors meetings, establish the agenda for the meetings of the independent directors, and, as appropriate upon request, act as a liaison to stockholders. As a result, we believe that the Lead Independent Director helps ensure the effective independent functioning of the Board of Directors in its oversight responsibilities. In addition, we believe that the Lead Independent Director is well positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Executive Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Role of the Board of Directors in Risk Oversight
One of the Board of Directors’ key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole with the assistance of the Audit Committee, as well as through various standing committees that address risks inherent in their respective areas of oversight, including operational, financial, cybersecurity, legal and regulatory, strategic and reputational risks, including with respect to the COVID-19 pandemic. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible. The Board of Directors has delegated to the Executive Chairman and the Lead Independent Director the responsibility of coordinating between the Board of Directors and management with regard to the determination and implementation of responses to any problematic risk management issues.
Meetings of the Board of Directors
The Board of Directors met 17 times during the last fiscal year. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors, and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, during the last fiscal year, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Balen, our Lead Independent Director, presided over the executive sessions.

Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2020 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating & Corporate Governance Committee
Scott D. Grimes
Lynn M. Laube
David L. Adams		(1)
John V. Balen		(2)		(3)		(1)
Mark A. Johnson		(2)		(1)
John Klinck
Aimée Lapic
Tony Weisman				(4)		(7)
Jessica Jensen				(5)
Bryce Youngren						(6)
Number of meetings in 2020	4		7		13
(1) Committee chairperson.
(2) Mr. Balen replaced Mr. Johnson as a member of the Audit Committee in July 2020.
(3) Mr. Balen ceased serving as a member of the Compensation Committee in July 2020.
(4) Mr. Weisman ceased serving as a member of the Compensation Committee in July 2020.
(5) Ms. Jensen began serving on the Compensation Committee following her appointment in July 2020.
(6) Mr. Youngren retired from the Board of Directors and as a member of the Nominating and Corporate Governance Committee in September 2020.
(7) Mr. Weisman began serving as a member of the Nominating and Corporate Governance Committee in July 2020.
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting, disclosure controls and procedures and financial reporting processes and audits of its financial statements. The Audit Committee is currently composed of three directors: Messrs. Adams, Balen and Klinck. The Audit Committee met four times during the fiscal year. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on our website at www.cardlytics.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has also determined that Mr. Adams qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Adams’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.
The principal duties and responsibilities of our Audit Committee include:
•appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;
•approving in advance all audit services and non-audit services to be provided to us by our independent auditor;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements;
•conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices; and
•reviewing and discussing enterprise risk matters related to the Company with management.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
By order of the Audit Committee of the Board of Directors of Cardlytics,
AUDIT COMMITTEE:
David L. Adams (Chairperson)
John Klinck
John Balen
* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of three directors: Mr. Johnson, Ms. Lapic and Ms. Jensen. All members of our Compensation Committee are independent, as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met seven times during the fiscal year. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on our website at www.cardlytics.com.
The principal duties and responsibilities of our Compensation Committee include:
•determining and approving the compensation and other terms of employment of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of relevant corporate performance goals and objectives and setting our Chief Executive Officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;
•setting the compensation of our other executive officers;
•exercising administrative authority under our stock plans and employee benefit plans;
•establishing policies and making recommendations to our Board of Directors regarding director compensation;
•reviewing and discussing with management the Compensation Discussion and Analysis that we may be required from time to time to include in SEC filings; and
•preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.
Compensation Committee Processes and Procedures
The Compensation Committee typically meets an average of once every quarter and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and Chief Legal and People Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, independent legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.
Since May 2017, the Compensation Committee has engaged Compensia, Inc. (“Compensia”) as its compensation consultant. In that capacity, in 2020, Compensia assisted the Compensation Committee in:
•developing a compensation peer group to gauge market pay levels and practices;
•assessing executive compensation against public company norms;
•assisting with the design and development of a public company equity compensation plan;
•reviewing, refining and articulating a compensation philosophy and equity grant strategy for the Company’s directors and executive officers;
•assisting in the design of bonus programs;
•assessing utilization and burn-rates of company equity;
•determining ranges for executive compensation and the mix of equity and cash compensation;

•developing company-wide public company market-based equity grant guidelines; and
•assessing company-wide public company market-based compensation data.
Compensia provided market-based alternatives for consideration and following an active dialogue with Compensia, the Compensation Committee implemented many of the market-based programs outlined by Compensia.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
COMPENSATION COMMITTEE:
Mark A. Johnson, Chair
Aimée Lapic
Jessica Jensen
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Balen, Weisman and Adams. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met thirteen times during the fiscal year. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.cardlytics.com.
The Nominating and Corporate Governance Committee’s responsibilities include:
•assessing the need for new directors and identifying individuals qualified to become directors;
•recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board of Directors’ committees;
•assessing individual director and management performance, participation and qualifications;
•developing corporate governance principles;
•monitoring the effectiveness of the Board of Directors and the quality of the relationship between management and the Board of Directors; and
•overseeing periodic evaluations of the Board of Directors’ performance.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, providing a diverse perspective to business decisions, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board of Directors’ self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to our Nominating and Corporate Governance Committee in care of our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include: (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director; and (7) such additional information as is required by our bylaws. Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board of Directors
The Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Board of Directors or the director in care of our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Alternatively, stockholders may submit communications to the Board of Directors as a group through the investor page of our website at www.cardlytics.com.
Each communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements, or hostile communications.
Communications determined by the Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis. Communications determined by the Corporate Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.cardlytics.com. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. If we make any substantive amendments to the Code of Conduct or we grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines, which became effective in February 2018 in connection with the Company's initial public offering, to ensure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Nominating and Corporate Governance Committee regularly reviews the Corporate Governance Guidelines, seeks advice and recommendations from outside advisors and considers corporate governance trends and best practices in our industry.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal accountant fees and services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2020 by Deloitte & Touche LLP, the Company’s principal accountant (in thousands):

	Year Ended December 31,
	2019	2020
Audit fees(1)	$1,087	$1,596
Audit-related fees	202	198
Tax fees(2)	212	222
Total fees	$1,501	$2,016
(1)Audit fees consist of the fees for professional services rendered for the audit of our annual financial statements and review of our quarterly financial statements, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements.
(2)Tax fees consist of the fees for professional services rendered in connection with tax compliance, advice and planning services.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and permissible non-audit services to be performed by the independent accountants (subject to a de minimis exception). These services may include audit services, audit-related services, tax services, and other non-audit services. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval policy, the audit committee has pre-approved certain specified audit and non-audit services to be provided by our independent auditor. If there are any additional services to be provided, a request for pre-approval must be submitted to the Audit Committee for its consideration under the policy. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. Finally, in accordance with the pre-approval policy, the Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee. The Chairperson of the Audit Committee must report any pre-approval decisions to the audit committee at its next meeting.
All of the services of Deloitte & Touche LLP for 2019 and 2020 described above were in accordance with the audit committee pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

EXECUTIVE OFFICERS

Executive Officers Who Are Not Directors
The following sets forth certain information with respect to our executive officers who are not directors:
Andrew C. Christiansen, age 42
Andrew Christiansen has served as Chief Financial Officer at Cardlytics since March 2020 where he oversees accounting, reporting, financial planning and analysis, corporate development and investor relations. Prior to this role, Mr. Christiansen was Senior Vice President and Corporate Controller from 2014 to 2020, where he oversaw all accounting and financial reporting activities. Before joining Cardlytics, he held accounting and financial reporting positions at Cbeyond, Inc. from 2011 to 2014. Earlier in his career, he held audit and tax consulting positions at PricewaterhouseCoopers and Deloitte. Mr. Christiansen holds a BS and MAcc from the University of Iowa and is a licensed CPA.
Kirk L. Somers, age 55
Kirk Somers has served as our Chief Legal and People Officer since April 2016. From 2014 to April 2016, Mr. Somers served as our Chief Legal and Privacy Officer. From 2013 to 2014, Mr. Somers was General Counsel and Chief Administrative Officer at Think Geek Inc., an Internet based retailer. From 2001 to 2013, Mr. Somers was Executive Vice President, Corporate Affairs for Concurrent Computer Corporation, a provider of video software, hardware and professional services. Earlier in his career, Mr. Somers was the Assistant General Counsel for Melita International Inc., a provider of integrated customer contact applications, and a Partner with the law firm of Marshall & Melhorn, LLC. Mr. Somers began his legal career as an attorney in the U.S. Air Force. Mr. Somers holds a B.A. in Physics from Cornell University, a J.D. from Ohio State University, and was admitted to the U.S. patent bar in 1999.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY
Cardlytics is a leading advertising platform built on powerful analytics with strong partnerships with financial institutions (“FI”) to help them attract potential customers and retain existing ones through our services. Our technology-driven solutions also enable marketers find potential customers and grow the business with existing customers by delivering advertising content to customers. Critical to our mission is to achieve and sustain business excellence by making the right decisions with integrity, corporate responsibility, and ethics to protect and enhance the interests of our stakeholders – our clients, their customers, and our valued employees.

Environmental, Social and Governance Approach
Our focus on corporate responsibility, sustainability, and enterprise risk management reflects a commitment to best serve our stakeholders. We believe that achieving and sustaining business excellence is intrinsically tied to leading by example through corporate responsibility that reflects our commitment to stakeholder engagement and transparency. These responsibilities require us to evaluate and monitor our environmental, social, and governance (“ESG”) practices, which go hand-in-hand with generating value for our stockholders.
To support our efforts in this area, we created a sustainability working group in 2020, consisting of dedicated internal resources and external advisors to address the ESG factors that are material to our business. Our sustainability working group evaluated potential ESG risks and opportunities relevant for our company based on the views held by our stakeholders, and aspects of leading ESG frameworks including the Sustainability Accounting Standard Board and the Task Force on Climate-related Disclosures, and the United Nations Sustainable Development Goals. In addition, the Board solicited direct stockholder feedback and valued the input received through this outreach program.
Stockholder Engagement
Our Board and management value the opportunity to engage with our stockholders so as to better understand and focus on the priorities that matter most to them, and to foster consistent and constructive dialogue. This past year, our directors and members of senior management proactively initiated investor outreach efforts. From these requests, we were able to engage directly, virtually or telephonically, with stockholders representing over 29.3% of issued and outstanding shares. The feedback and insight from these meetings, in addition to emerging best practices, policies at other companies and other market standards, are considered and evaluated by our Board and management to enhance the evolution of our disclosures and practices. During the meetings, we discussed our business results and initiatives, strategy and capital structure and various other matters integral to our business and the Company, including executive compensation and ESG issues. Across our engagements, stockholders shared their perspectives on key ESG focus areas for them, including cybersecurity, human capital management programs to motivate and retain talent, efforts to address firm-wide diversity, equity and inclusion, Board composition and diversity, as well as their perspectives on how the governance structures should support the corporate strategy of the Company to promote the long-term interests of stockholders. Our stockholders encouraged us to focus on ESG disclosures on factors that are business-relevant for Cardlytics.
Our Impact Strategy
At Cardlytics, we're focused on building a revolutionary company. Our values reflect what drives our success.
•GSD. Get the right Sh*t Done well.
•Take initiative. We're curious and unafraid, to challenge norms, ask questions, and build something great.
•Be Hungry to Win. We're competitive and recognize victories, large and small, business and personal.
•Value Transparency. We're open and honest to each other about our goals, successes, and failures.
•Create a place that people want to be. We care about each other and know this is a big part of what makes us exceptional.
Data Privacy and Security
As we are a company built on technology and data analytics, our corporate responsibility starts with our vigilant and robust data privacy and security practices. At Cardlytics, our cybersecurity strategy involves a design focused on gathering data without collecting, maintaining or using sensitive personally identifiable information (“PII”). Our platform is purposely designed not to receive or have access to any PII from our clients, and we only target marketing against anonymized data to ultimately protect consumers. Our privacy and security standards have also been designed and implemented to meet the requirements and safeguard the reputations of our FI partners and marketers, many of which are large, multinational corporations. These customers frequently audit our practices and engage in detailed assessments of our infrastructure.
Although we do not receive or have access to any consumer PII, we have dedicated significant resources to further protect the consumers through our leading privacy and security protocols. Our controls have been audited and certified by third parties using standards which include SSAE 18, SQCS and SAS, and we regularly engage third parties to conduct penetration tests to stay vigilant against any potential threats and vulnerabilities. Sensitive data is subject to encryption, anonymization, or de-identification depending on the use case and risk profile. We enhance network security through measures such as network segmentation, firewalls and network and host-based intrusion detection at critical network aggregation and ingress/egress points. Moreover, all of our employees conduct online security training to further strengthen our security program.
A cornerstone of our practices is transparency in data use and consumer choice. Our privacy policy outlines the types of data we collect and how we use it. Most of our FI partners maintain "opt-out” features for any consumer wishing to opt out of the FI rewards program on the Cardlytics platform.
Our data privacy and security approach is overseen at the highest levels by the Board of Directors in alignment and coordination with the Audit Committee.

Culture and Engagement: Diversity, Equity, and Inclusion and Talent Development
We are focused on building a revolutionary company, and we know this starts with investing in each of our employees. Headquartered in Atlanta, GA with additional offices in New York, NY; San Francisco, CA; London, U.K. and Visakhapatnam, India, our employees are a big part of what drives our exceptional desire to win and help our advertisers and FI partners win.
Diversity, Equity, and Inclusion (“DEI”) is integrated in everything we do. This mindset starts at the top. Our CEO and other senior leaders have DEI objectives in their performance goals. This focus is embedded in each aspect of the talent lifecycle: attraction, recruitment, onboarding, development and retention efforts. We build external relationships to ensure our talent pipelines are filled with candidates of diverse backgrounds. At the foundation of our DEI focus is our employee-led Special Interest Groups (“SIGs”). These groups facilitate learning and development, holistic wellness, professional connections, philanthropy, and raising awareness internally and externally for meaningful causes. Each group is sponsored by senior leaders in the organization. Cardlytics Connect, our newest SIG, focuses on our black employees across the globe and has a focused curriculum led by senior leaders. As of December 31, 2020, approximately 39% of our global workforce is made up of women and 40% people of color.
Our Board composition also reflects our focus on DEI. Over the past two years, we welcomed two women directors, raising our female representation to 33%. The Nominating and Governance Committee will continue to evaluate the needs of our Board and evaluate candidates with a diversity of skills, experiences, gender, racial and ethnic representation, among other criteria.
A key component to our sustainability and success is learning and development. We are intentional in our efforts to provide all employees opportunities to grow. Cardlytics University is a resource for both new hires as well as longer tenured employees, and we have specialized curriculum for emerging leaders, managers and mentors.
Our values reflect what drives our success. Our people and culture are our most valuable assets and greatest differentiators. We GSD, take initiative, are hungry to win, value transparency, and make it a priority to create a place where people want to be.
Our COVID-19 Response
The global pandemic has and continues to present the business community with unprecedented challenges while reinforcing the importance of ESG for every company. At Cardlytics, we acted decisively and quickly to prioritize employee health and safety. We also implemented our Rise, Retain, and Return strategy designed to assist our clients during the COVID-19 crisis and provide some flexibility for clients to pay for campaigns.
In February 2020, we quickly organized mobilized a COVID task force comprised of business/cross-functional leaders throughout the world under the direction of our Board and management. We activated contingency and work-from-home plans across our global footprint to provide support for our employees while maintaining our business continuity and client service.
For our employees, we mobilized our 469 global employees to sustainable, secure work-from-home operating environments. We developed accessible resources, communications, and programs, such as expanded licenses for various software packages and our VPN, Zoom access for all employees, remote wellness sessions, town halls and connection opportunities. We expanded our benefit offerings for our eligible employees, including additional paid-time-off, reimbursement for work-from-home expenses, meeting free times and schedule flexibility.

COMPENSATION DISCUSSION AND ANALYSIS
We became a public company in February 2018, and we have filed our proxy statements since that time under the limited executive compensation disclosure requirements generally available to emerging growth companies. As of December 31, 2020, we no longer qualified to be an emerging growth company, and, therefore, this year’s Proxy Statement includes additional detail regarding executive compensation that was previously not required, including (1) the following Compensation Discussion and Analysis, (2) additional compensation tables that provide disclosure on “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested” and “Potential Payments upon Termination or Change in Control,” (3) an advisory vote on the compensation of our named executive officers, which is included as Proposal 3 in this Proxy Statement, and (4) an advisory vote on the preferred frequency of future advisory stockholder votes on the compensation of our named executive officers, which is included as Proposal 4 in this Proxy Statement. We are not required to include the pay-ratio disclosure of CEO pay to median employee pay until next year’s proxy statement
Currently we have three executive officers. This Compensation Discussion and Analysis provides information regarding the 2020 compensation program for each individual who served as our principal executive officer at any time during 2020, each individual who served as our principal financial officer at any time during 2020 and our one other executive officer at the end of 2020. (our “Named Executive Officers”).

For 2020, our Named Executive Officers were:

Name	Position(s)
Lynne M. Laube	Chief Executive Officer
Scott D. Grimes	Executive Chairman and former Chief Executive Officer
Andrew C. Christiansen	Chief Financial Officer
Kirk L. Somers	Chief Legal and Privacy Officer
David T. Evans	Former Chief Administrative Officer and Chief Financial Officer
Executive Changes During 2020
On March 3, 2020, our Board of Directors appointed Ms. Laube as our Chief Executive Officer, effective May 15, 2020. In connection with the appointment of Ms. Laube as Chief Executive Officer, on March 3, 2020, our Board of Directors also appointed Mr. Grimes our Executive Chairman of the Board, effective May 15, 2020, relinquishing his role as Chief Executive Officer to Ms. Laube
On March 3, 2020, our Board of Directors appointed Mr. Christiansen our Chief Financial Officer, effective March 4, 2020. At that time, our Board of Directors appointed Mr. Evans our Chief Administrative Officer, effective March 4, 2020, relinquishing his role as Chief Financial Officer to Mr. Christiansen. Subsequently, Mr. Evans retired from the position of Chief Administrative Officer, effective September 30, 2020.
Executive Summary
We operate an advertising platform within financial institutions’ (“FIs”) digital channels, which include online, mobile, email and various real-time notifications. Our partnerships with FIs provide us with access to their anonymized purchase data and digital banking customers. By applying advanced analytics to this aggregation of purchase data, we make it actionable, helping marketers identify, reach and influence likely buyers at scale, and measure the true sales impact of their marketing spend. We have strong relationships with leading marketers across a variety of industries, including retail, restaurant, travel and entertainment, telecommunications, subscription services, direct to consumer, and grocery.
Our purchase intelligence, coupled with our access to customers using FIs’ online, mobile, and email channels, enables us to help solve fundamental problems for marketers. Marketers increasingly have access to data on the purchase behavior of their customers in their own stores and websites. However, they lack insight into their customers’ purchase behavior outside of their stores and websites, as well as the purchase behavior of individuals who are not yet customers. The reality is, no matter how robust their own customer data, marketers only see a small portion of their customers’ overall spend. As a result, it is very difficult for businesses to focus their marketing investments on the most valuable customers. By consolidating the largely untapped, high growth mobile and online banking channels of FIs we enable marketers to reach potential customers across our network of FI partners through their digital banking accounts and present them relevant offers to save money at a time when they are thinking of their finances. Marketers are also challenged to measure the performance of their marketing. This issue is particularly acute with respect to measuring the impact of marketing on in-store sales, where the vast majority of consumer spending occurs. We believe purchase intelligence is the next disruptive opportunity in marketing and can comprehensively address these challenges by enabling marketers to precisely measure how marketing drives sales by “closing the loop”—both digital and in-store.
Executive Compensation Highlights
We took the following key actions with respect to the compensation of our Named Executive Officers for and during 2020:
•Annual Base Salary – As part of its annual review of our executive compensation program in February 2020, the Compensation Committee reviewed the annual base salaries of our Named Executive Officers and determined to maintain them at their 2019 level, except in the case of Mr. Somers whose annual base salary was increased by approximately 3%. Subsequently, as described below, our Board of Directors increased the annual base salary of Ms. Laube in connection with her appointment as our CEO and decreased the annual base salary of Mr. Grimes when he assumed the role of Executive Chairman of our Board of Directors, both effective May 15, 2020. Finally, on March 3, 2020, our Board of Directors increased the annual base salary of Mr. Christiansen to $280,000, effective March 4, 2020, in connection with his appointment as our Chief Financial Officer.

•Bonuses – The Compensation Committee approved the Cardlytics 2020 Bonus Plan in February 2020 at which time it established the target annual bonus opportunities for each of our then-Named Executive Officers at 75% of their annual base salary. Subsequently, our Board of Directors increased the target annual bonus opportunity of Mr. Christiansen to 75% of his annual base salary, effective March 4, 2020, in connection with his appointment as our Chief Financial Officer. We awarded bonuses under the 2020 Bonus plan on a quarterly and annual basis, such that our Named Executive Officers were eligible to earn 20% of their 2020 target annual bonus opportunity each calendar quarter and a final 20% of their target annual bonus opportunity after the end of year based on our corporate performance for the entire year.
As a result of the widespread impact of the COVID-19 pandemic on our business, beginning in the second quarter of 2020 the Compensation Committee determined that the performance-based bonus targets approved in February 2020 no longer reflected our business environment and were likely to be unattainable. After making an adjustment to the operation of the 2020 Bonus Plan for purposes of the second calendar quarter to focus on individual, rather than corporate, performance, the Compensation Committee directed management to reforecast our financial projections for the remainder of the year. After reviewing the revised information presented by management, in August 2020 the Compensation Committee revised the performance-based bonus targets and the methodology for determining bonus payouts based on our corporate performance under the 2020 Bonus Plan to reflect the changes in our operating environment. Such revisions were in effect for the third and fourth quarters of 2020 and for the full year 2020.
For the four calendar quarters and after taking into consideration the transformation of our operating environment during the year, the Compensation Committee approved bonus awards for the quarterly performance periods ranging in the aggregate from $102,180 to $116,649 for our Named Executive Officers (other than our CEO) under our 2020 Bonus Plan, and approved an aggregate bonus award for Ms. Laube in the amount of $155,383. Such bonus awards for the first, second, and third quarters of 2020 were paid in the form of fully-vested restricted stock unit (“RSU”) awards, while the bonus award for the fourth quarter of 2020 was paid in cash, as described further below. No bonuses were paid with respect to the annual performance period.
•Long-Term Incentive Compensation – In April 2020, the Compensation Committee granted our Named Executive Officers (other than Mr. Evans) long-term incentive compensation opportunities in the form of performance share unit (“PSU”) awards that may be earned and upon vesting settled for shares of our common stock and time-based restricted-share unit (“RSU”) awards that may be settled for shares of our common stock to our Named Executive Officers. As described below, our Board of Directors granted Mr. Evans an RSU award in connection with his appointment as our Chief Administrative Officer.
•Transition of Mr. Evans to Chief Administrative Officer – In connection with his transition to Chief Administrative Officer effective March 4, 2020, our Board of Directors (i) granted Mr. Evans a RSU award for 87,500 shares of our common stock and (ii) cancelled the two remaining outstanding tranches of his PSU award granted on April 13, 2019 (relating to a minimum growth rate in adjusted contribution over a trailing 12-month period and a minimum number of advertisers that were billed above a specified amount over a trailing 12-month period) that had yet to be achieved.
•Retirement of Mr. Evans – In connection with his retirement effective September 30, 2020, we entered into a separation and release agreement with Mr. Evans which provided for the benefits described in “Post-Employment Compensation – Separation and Release Agreement with Mr. Evans” below. In addition, pursuant to the terms of his outstanding equity awards, all unvested PSU awards for which the performance conditions of the respective award tranche had been achieved and his outstanding and unvested RSU awards from March 4, 2020, vested on September 30, 2020.
Relationship Between Pay and Performance
We design our executive compensation program to balance the goals of attracting, motivating, rewarding, and retaining our executives, including our Named Executive Officers, with the goal of promoting the interests of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our executives’ target annual total direct compensation opportunity is both “at-risk” and variable in nature.
We emphasize performance-based compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:
•First, we provide an annual Bonus Plan which is entirely based on corporate performance and provides for payments in either cash and/or equity if the Company achieves established quarterly and annual financial results.
•In addition, we grant PSU awards, which comprise at least half of the Named Executive Officers long-term incentive compensation arrangements, that may be earned over a multi-year performance period if the Company achieves the one or more pre-established performance objectives established for such period.
These variable pay elements ensure that a significant portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

The pay mix for our CEO and our other Named Executive Officers for 2020 reflected this “pay-for-performance” design:
We believe that this design provides balanced incentives for our Named Executive Officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our Named Executive Officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an annual basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.

The following summarizes our executive compensation and related policies and practices:

WHAT WE DO		WHAT WE DO NOT DO
☑	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.	☒
No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

☑
Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2020.
☒
Limited Perquisites. We pay the health insurance premiums for our Named Executive Officers and other senior executives. We do not provide any additional perquisites or other personal benefits to our Named Executive Officers except for paying the grossed-up rent for Mr. Evans’ corporate apartment in Atlanta through June 30, 2020.

☑
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.
☒
No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

☑
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.
		☒	No Special Health or Welfare Benefits. We do not provide our Named Executive Officers with any health or welfare benefit programs, other than participation in our broad-based employee programs.
☑	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.	☒
No Hedging or Pledging of our Equity Securities. We prohibit our employees, including our Named Executive Officers, and the non-employee members of our Board of Directors from hedging or pledging our stock.

		☒	No “Single Trigger” Change in Control Severance Payments or Benefits. We do not provide “single trigger” change in control severance payments or benefits to our Named Executive Officers.
Stockholder Advisory Votes on Named Executive Officer Compensation
At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting the following stockholder advisory votes:
•a non-binding vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote); and
•a non-binding vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote).
See Proposals No. 3 and 4, respectively, in this Proxy Statement.
We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
Our Board of Directors is recommending that we hold future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. For additional information about the Say-When-on-Pay vote, see “Proposal No. 4: Advisory Vote to Approve the Preferred Frequency of Stockholder Advisory Votes on the Compensation of our Named Executive Officers" below.

Executive Compensation Philosophy and Objectives
Our executive compensation philosophy is to provide a compensation program that attracts and retains talented executives, including our Named Executive Officers, and to motivate and reward them to meet or exceed our short-term and long-term strategic objectives, while simultaneously creating sustainable long-term value for our stockholders. We strive to create an executive compensation program that is competitive, rewards achievement of our strategic objectives, and aligns our executives’ interests with those of our stockholders.
Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success;
•provide compensation packages to our executives that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•effectively align our executives’ interests with those of our stockholders by focusing on long-term incentive compensation in the form of equity awards that correlate with the growth of sustainable long-term value for our stockholders.
We structure the annual compensation of our executives, including our Named Executive Officers, using three principal elements: base salary, short-term incentive compensation opportunities, and long-term incentive compensation opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and stockholders and to link pay with performance.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.
Compensation-Setting Process
Role of Compensation Committee
Generally, the Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers, and the non-employee members of our Board of Directors. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our Named Executive Officers. Further, the Compensation Committee regularly reports decisions to and seeks input from the Board of Directors regarding major matters, such as changes to the compensation of the Named Executive Officers.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.
Each year, the Compensation Committee conducts an evaluation of our executive compensation program to determine if any changes are appropriate. The Compensation Committee also conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the first quarter of the fiscal year. The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our company website, http://ir.cardlytics.com/.
In making its determinations, the Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions with respect to the compensation of our Named Executive Officers.
Setting Target Total Direct Compensation
The Compensation Committee reviews the base salary levels, short-term incentive compensation opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted.
In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;
•each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

•the scope of each Named Executive Officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our Named Executive Officers, and compensation parity among our Named Executive Officers;
•our financial performance relative to our compensation and performance peers;
•the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to our CEO’s own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. In making its decisions, which are subjective in nature, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels. Generally, the Compensation Committee considers the range between the 25th and 75th percentiles of the competitive market data that it reviews as the starting point for its discussions of the appropriate compensation levels for our Named Executive Officers.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as our CEO’s recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our Named Executive Officers (except with respect to our CEO’s own compensation) based on our CEO’s evaluation of their performance for the prior year.
At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each Named Executive Officer are developed through mutual discussion and agreement between our CEO and the Named Executive Officers.
The Compensation Committee reviews and discusses our CEO’s proposals and recommendations and considers them as one factor in determining and approving the compensation of our Named Executive Officers. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving our CEO’s own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

In 2020, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and with the data analysis and selection of the compensation peer group.
During 2020, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services including the following:
•consultation with the Compensation Committee chair and other members between Compensation Committee meetings;
•review, research, and updating of our compensation peer group;
•an analysis of competitive market data for our Named Executive Officer positions and evaluation of how the compensation we pay our Named Executive Officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•an analysis of competitive market data for the compensation for the non-employee members of our Board of Directors;
•a review of competitive market practices for equity compensation, including burn rate and overhang;
•an analysis of competitive market data for the Executive Chairman position;
•an assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and
•support on other ad hoc matters throughout the year.
The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2020, Compensia did not provide any other services to us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during 2020. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has evaluated Compensia’s independence and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies.
This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our Named Executive Officers.
At the beginning of 2020, the Compensation Committee used the following compensation peer group to analyze the compensation of our Named Executive Officers and make its initial compensation decisions for the year. This compensation peer group, which was developed in January 2020 with the assistance of Compensia, was comprised of publicly-traded technology companies. In evaluating the companies comprising the compensation peer group, Compensia considered the following primary criteria:
•publicly-traded companies headquartered in the United States with a preference for companies in the Southeast portion of the United States;
•companies in the software/Internet and advertising GICS sub-industry sectors;
•similar revenues – within a range of ~0.5x to ~2.5x our prior four quarters’ revenues; and
•similar market capitalization – within a range of ~0.25x to ~4.0x our then-market capitalization.

This compensation peer group consisted of the following companies:

BLACKLINE

HubSpot

PROS

RAPID7

Five9

LiveRamp

zuora

REDFIN

Quotient

mongoDB

Q2

upland

Eventbrite

paylocity

DOMO

yext

SurveyMonkey

yelp

Zillow

This compensation peer group was used by the Compensation Committee throughout 2020 as a reference for understanding the competitive market for executive positions in our industry sector.
The Compensation Committee used data drawn from the companies in our compensation peer group, as well as data from a blend of broad survey cuts drawn from the Radford Global Technology Survey database, covering U.S.-based technology companies with revenue between $50 million and $100 million, $100 million and $200 million, and $200 million and $500 million, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual cash bonus opportunities, and long-term incentive compensation opportunities.
The Compensation Committee reviews our compensation peer group at least annually and adjusts its composition if warranted, considering changes in both our business and the businesses of the companies in the peer group.
Compensation Elements
Generally, our executive compensation program consists of three principal elements – base salary, short-term incentive compensation opportunities, and long-term incentive compensation in the form of equity awards:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Short-Term Incentive Compensation	Variable	Cash or equity; in 2020, payments were made for the first, second, and third quarters in the form of fully vested RSU awards. For the fourth quarter, payments were made in cash. Executives did not receive incentive compensation payments for the full year 2020.	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these quarterly and annual objectives.
Long-Term Incentive Compensation	Variable	Equity awards in the form of PSU awards and RSU awards that may be settled for shares of our common stock.	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value.

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. We use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executives. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our Chief Executive Officer (except with respect to our Chief Executive Officer’s own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, target total direct compensation opportunity and equity ownership, and market conditions.
In February 2020, the Compensation Committee reviewed the base salaries of our then-Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our then-Chief Executive Officer (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee determined to maintain the base salaries of each of our Named Executive Officers at their 2019 levels, except in the case of Mr. Somers, who received an adjustment to his annual base salary.
The base salaries of our then-Named Executive Officers as determined in February 2020 were as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary (1)	Percentage Adjustment
Ms. Laube	$300,000	$300,000	---
Mr. Grimes	$300,000	$300,000	---
Mr. Evans	$300,000	$300,000	---
Mr. Somers	$280,000	$288,000	2.9%
(1) These 2020 base salaries were to be effective April 1, 2020.
Subsequently, in connection with her promotion to CEO effective May 15, 2020, our Board of Directors approved an increase to the annual base salary of Ms. Laube from $300,000 to $400,000, effective May 15, 2020. In addition, in connection with his transition from Chief Executive Officer to Executive Chairman of our Board of Directors, our Board of Directors decreased the annual base salary of Mr. Grimes from $300,000 to $240,000, effective May 15, 2020.
Further, in connection with his appointment as our Chief Financial Officer effective March 4, 2020, our Board of Directors approved an increase to the annual base salary of Mr. Christiansen from $205,000 to $280,000, effective March 4, 2020.
These annual base salary adjustments were made by our Board of Directors after taking into consideration a competitive market analysis prepared by the Compensation Committee’s compensation consultant, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.
After giving effect to the above changes, the base salaries of our Named Executive Officers as of May 15, 2020 were as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Percentage Adjustment
Ms. Laube	$300,000	$400,000	33.3%
Mr. Grimes	$300,000	$240,000	(20.0)%
Mr. Christiansen	$205,000	$280,000	36.6%
Mr. Somers	$280,000	$288,000	2.9%
The base salaries paid to our Named Executive Officers during 2020 are set forth in the “2020 Summary Compensation Table” below.
Short-Term Incentive Compensation
We provide all of our employees, including our Named Executive Officers, with the opportunity to earn quarterly and an annual incentive in the form of bonus awards to compensate them for the achievement of pre-established quarterly and annual corporate performance objectives and, in the case of participants other than our Named Executive Officers, their individual performance. The corporate performance objectives are designed to align with the annual financial measures contained in the budget developed by our management and reviewed and approved by our Board of Directors.

In February 2020, the Compensation Committee approved the Cardlytics 2020 Bonus Plan (the “2020 Bonus Plan”) to provide eligible participants, including our Named Executive Officers, with the opportunity to earn bonus awards based upon our ability to achieve corporate performance objectives. During each of the four calendar quarters of the year, participants were eligible to earn bonus payouts in amounts ranging from zero to 110% of their quarterly target bonus amounts (which were 20% of their full year target annual bonus opportunity, respectively). For the full year, participants were also eligible to earn bonus payouts in amounts ranging from zero to 100% of the full year bonus amount (which was also 20% of their full year target annual bonus opportunity). That is, since we awarded bonuses under the 2020 Bonus plan on a quarterly and annual basis, our Named Executive Officers were eligible to earn 20% of their 2020 target annual bonus opportunity each calendar quarter and a final 20% of their target annual bonus opportunity after the end of year based on our corporate performance for the entire year.. At that time, the Compensation Committee also approved the quarterly and annual corporate performance measures and target performance levels and the formula for bonus payments under the 2020 Bonus Plan. The target performance levels for the corporate measures represented goals that are designed to be difficult to fully achieve. Bonus amounts earned were to be paid following the end of each calendar quarter and then after the end of the year.
Target Bonus Opportunities
For purposes of the 2020 Bonus Plan, bonuses were to be based upon a specific percentage of each participant’s annual base salary. In February 2020, the Compensation Committee reviewed the target annual bonus opportunities of our then-Named Executive Officers. Following this review and after taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our then-Chief Executive Officer (except with respect to his own target annual bonus opportunity), as well as the other factors described in in “Compensation-Setting Process – Setting Target Total Direct Compensation” above, the Compensation Committee determined to maintain the target annual bonus opportunity of each of our then-Named Executive Officers at 75% of his or her annual base salary.
Accordingly, the target annual bonus opportunities of our then-Named Executive Officers as determined in February 2020 were as follows:

Named Executive Officer	2020 Target Annual Bonus Opportunity (as a percentage of base salary)	2020 Target Annual Bonus Opportunity ($)
Ms. Laube	75%	$225,000
Mr. Grimes	75%	$225,000
Mr. Evans	75%	$225,000
Mr. Somers	75%	$216,000 (1)
(1) Mr. Somers’ target annual bonus opportunity increased to from $210,000 to $216,000 when his base salary was increased to $288,000 effective on April 1, 2020.
When Mr. Christiansen was appointed our Chief Financial Officer effective March 1, 2020, his target annual bonus opportunity was increased to 75% of his annual base salary of $280,000, making his target annual bonus opportunity $210,000.
Subsequently, in connection with her promotion to CEO effective May 15, 2020, Ms. Laube’s target annual bonus opportunity increased to $300,000 as a result of the increase to her annual base salary from $300,000 to $400,000, effective May 15, 2020. In addition, in connection with his transition from Chief Executive Officer to Executive Chairman of our Board of Directors, Mr. Grimes' target annual bonus opportunity decreased to $180,000 as a result of the decrease to his annual base salary from $300,000 to $240,000.
Corporate Performance Objectives
In February 2020, the Compensation Committee selected adjusted contribution and adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) as the equally weighted corporate performance measures for purposes of determining potential quarterly and annual bonus payouts under the 2020 Bonus Plan. For this purpose:
•“adjusted contribution” is a non-GAAP financial measure that is defined as the degree by which revenue generated from our marketers exceeds the cost to obtain the purchase data and the digital advertising space from our FI partners. Adjusted contribution demonstrates how incremental marketing spend on our platform generates incremental amounts to support our sales and marketing, research and development, general and administration and other investments. Adjusted contribution is calculated by taking our total revenue less our FI Share and other third-party costs exclusive of amortization and impairment of deferred FI implementation costs, which is a non-cash cost; and
•"adjusted EBITDA” is a non-GAAP financial measure that is defined as our net loss before income tax benefit; interest expense, net; depreciation and amortization expense; stock-based compensation expense; foreign currency (loss) gain; amortization and impairment of deferred FI implementation costs; costs associated with financing events; restructuring costs and loss on extinguishment of debt . We do not consider these excluded items to be indicative of our core operating performance.

•The Compensation Committee selected “adjusted contribution” and “adjusted EBITDA” as the corporate performance measures for the 2020 Bonus Plan based on its belief that they were the most appropriate top-line and bottom-line indicators of the effectiveness of our growth strategy and our ability to continue to make large investments to evolve our platform. We use adjusted contribution extensively to measure the efficiency of its advertising platform, make decisions to manage advertising campaigns and evaluate our operational performance. Adjusted EBITDA is a key measure used by management to understand and evaluate the core operating performance and trends and to generate future operating plans, make strategic decisions regarding the allocation of capital and invest in initiatives that are focused on cultivating new markets for our solution. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. Reconciliations from adjusted EBITDA to net loss and from adjusted contribution to gross profit are set forth in Appendix A to this Proxy Statement.
At the time they were originally set, our quarterly and annual adjusted contribution and adjusted EBITDA target levels were greater than the amount earned in the comparable periods for the prior fiscal year and represented an aggressive but achievable level of performance with diligent efforts by our management team. For purposes of the 2020 Bonus Plan, our Named Executive Officers were eligible to earn bonus awards to the extent that we achieved certain pre-established adjusted contribution and adjusted EBITDA levels for each fiscal quarter and for the full year 2020 as follows:
2020 Bonus Plan Corporate Component Targets (in thousands):

$150,000
$125,000
$100,000
$75,000
$50,000
$25,000
$—
$(25,000)
$21,052
$(3,123)
$28,212
$352
$33,099
$5,308
$40,202
$12,334
$122,565
$14,871
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Total Year 2020
Total Adjusted Contribution
Adjusted EBITDA

Using these aggregate target levels, the Compensation Committee established quarterly target levels for each corporate performance measure that was consistent with our past experience, our then-existing new business pipeline, and its understanding of our current business environment and competitive factors. In addition, for each of these corporate performance measures, the Compensation Committee established quarterly and an annual threshold performance levels below which no payout would be made for that measure. In the case of the adjusted contribution component, there would be no payout if our adjusted contribution was less than 90% of target for the calendar quarter and for the full year. In the case of the adjusted EBITDA component, there would be no payout if our adjusted EBITDA was greater than $1 million below the target for the calendar quarter and greater than $4 million below the target for the full year. The Committee selected these targets, generally, to reward performance above the guidance provided to the investment community and ensure the business paid for performance. Further, as demonstrated in the table below, 100% of the bonus could not be achieved unless 100% of the performance targets were achieved. A lower payout (50%) would be paid out at the threshold to recognize performance while incentivizing performance at 100% .
As originally approved by the Compensation Committee, potential bonuses for our Named Executive Officers under the 2020 Bonus Plan could range from zero to 110% of their target bonus opportunity with respect to the adjusted contribution corporate performance measure and zero to 100% of their target bonus opportunity with respect to the adjusted EBITDA corporate performance measure.

In addition, the Compensation Committee approved the payout methodology for our actual performance for each calendar quarter and for the full year under the 2020 Bonus Plan as follows:
2020 Bonus Plan Methodology

Performance	Total Adjusted Contribution	Adjusted EBITDA (1)
	Payout	Payout
0% - Threshold Performance Level	0%	0%
Threshold Performance Level – 99%	50%	50%
100% - 110%	Each percentage point above 100% pays out 2 percentage points (for example, 103% performance pays out 106%)	100%
111%+	Capped at 120%	Capped at 100%
(1) For purposes of the 2020 Bonus Plan, achievement of the adjusted EBITDA component was to be determined after the cost of the bonus.
First Half 2020 Bonus Plan Results
Our actual performance against the applicable threshold and target level for each corporate performance measure for the first half of the year, as well as the determination of the amount to be received by each Named Executive Officer was as follows:
First Quarter
For the first fiscal quarter of 2020, we achieved the following financial results for purposes of the 2020 Bonus Plan:

Corporate Performance Measure	Target Performance Level	Threshold Performance Level	Actual Performance Level	Attainment Percentage	Payout Percentage	Weighted Payout Percentage
Total Adjusted Contribution	$21,052,000	$18,947,000	$20,378,000	96.8%	50.0%	25.0%
Adjusted EBITDA	($3,123,000)	($4,123,000)	($4,040,000)	50.0%	50.0%	25.0%
Payout						50.0%
Based on a 50.0% payout for the first quarter, each Named Executive Officer was eligible to receive the following quarterly bonus payout, which the Compensation Committee determined to pay through the grant of fully-vested RSUs in order to preserve cash given the looming COVID-19 pandemic:

Named Executive Officer	Target Quarterly Bonus ($)	Quarterly Bonus Payout ($)	RSUs Actually Awarded (#)(1)
Ms. Laube	$45,000	$22,377	355
Mr. Grimes	$45,000	$22,377	355
Mr. Evans	$45,000	$22,377	355
Mr. Somers	$42,000	$20,855	332
Mr. Christiansen(2)	$42,000	$20,855	332
(1) The number of RSUs granted was determined by dividing the cash payout by the closing market price of our common stock on May 19, 2020 ($63.07 per share) and rounding up to the nearest whole share.
(2) Mr. Christiansen’s target quarterly bonus was determined based on his salary at the end of the quarter.
Second Quarter
With the onset of the COVID-19 pandemic towards the end of March, the Compensation Committee realized that we were unlikely to achieve the threshold performance level for either of the corporate performance measures for the second calendar quarter. Therefore, the Committee utilized its discretion to provide an exception and pay only a portion of the target quarterly bonus if participants, including our Named Executive Officers, achieved a series of management-by-objectives (“MBOs”) established for them for the quarter. For that purpose, our CEO established the MBOs for each of our Named Executive Officers, which consisted of a combination of individual and team goals.

For the second fiscal quarter of 2020, we achieved the following financial results for purposes of the 2020 Bonus Plan:

Corporate Performance Measure	Target Performance Level	Threshold Performance Level	Actual Performance Level	Attainment Percentage	Payout Percentage	Weighted Payout Percentage
Total Adjusted Contribution	$28,212,000	$25,391,000	$12,402,000	44.0%	0.0%	0.0%
Adjusted EBITDA	$352,000	($648,000)	($7,693,000)	Not Met	0.0%	0.0%
Payout						0.0%
In light of the significant adverse impact on our business operations during the second calendar quarter as a result of the outbreak of the COVID-19 pandemic and in recognition of their strong contributions under difficult circumstances, the Compensation Committee exercised its discretion to pay each Named Executive Officer 33% of his or her target quarterly bonus based on each person’s achievement of his or her individual and team MBOs established at the beginning of the second calendar quarter, which the Compensation Committee determined to pay through the grant of fully-vested RSUs:

Named Executive Officer	Target Quarterly Bonus ($)	Quarterly Bonus Payout ($)	RSUs Actually Awarded (#)(1)
Ms. Laube(2)	$60,000	$19,891	277
Mr. Grimes(3)	$36,000	$11,934	166
Mr. Evans	$45,000	$14,918	208
Mr. Somers(4)	$43,200	$14,321	200
Mr. Christiansen	$42,000	$13,924	194
(1) The number of RSUs granted was determined by dividing the cash payout by the closing market price of our common stock on August 10, 2020 ($71.96 per share) and rounding up to the nearest whole share.
(2) Ms. Laube’s target quarterly bonus was determined based on her salary at the end of the quarter.
(3) Mr. Grimes' target quarterly bonus was determined based on his salary at the end of the quarter.
(4) Mr. Somers' target quarterly bonus was determined based on his salary at the end of the quarter.
Modifications to 2020 Bonus Plan
In August 2020, after reviewing revised and updated projections of our likely financial performance for the remainder of the year in light of the impact that the COVID-19 pandemic was having on our business and the global economy, the Compensation Committee reevaluated the 2020 Bonus Plan and determined that it was necessary and appropriate to adjust the targets for the corporate performance measures for the two remaining fiscal quarters of the year and for the full year. At the same time, in light of the complexity of determining targets in the midst of a global pandemic, the Compensation Committee determined to modify the payout methodology for the plan to introduce an additional level for our actual performance for each quarterly period and for the full year that would provide a payout if 75% of the target performance level for each corporate performance measure was achieved for each period. Additionally, due to the challenges in determining targets in the midst of a pandemic, the Compensation Committee also eliminated the opportunity to achieve more than 100% of the target for adjusted contribution.

As modified by the Compensation Committee, our Named Executive Officers were eligible to earn bonus awards to the extent that we achieved certain revised adjusted contribution and adjusted EBITDA levels for each of the third and fourth fiscal quarters and for the full year 2020 as follows:
Revised 2020 Bonus Plan Corporate Component Targets

Corporate Performance Measure	First Quarter 2020	Second Quarter 2020	Third Quarter 2020	Fourth Quarter 2020	Total 2020
Total Adjusted Contribution (100%)	$21,052,000	$28,212,000	$21,451,000	$27,730,000	$98,445,000
Total Adjusted Contribution (75%)	—	—	$19,501,000	$25,209,000	$93,974,000
Total Adjusted Contribution (50%)	—	—	$17,551,000	$22,688,000	$89,503,000
Adjusted EBITDA (100%)	($3,123,000)	$352,000	($2,106,000)	$2,414,000	($2,463,000)
Adjusted EBITDA (75%)	—	—	($3,106,000)	$1,414,000	($4,463,000)
Adjusted EBITDA (50%)	—	—	($4,106,000)	$414,000	($6,463,000)
In addition, the Compensation Committee approved the payout methodology for our actual performance for each of the third and fourth quarters and for the full year under the 2020 Bonus Plan as follows:
Revised 2020 Bonus Plan Methodology

	Total Adjusted Contribution	Adjusted EBITDA
Performance	Payout	Payout
0% - First Threshold Performance Level	0%	0%
First Threshold Performance Level – Second Threshold Performance Level	50%	50%
Second Threshold Performance Level – 99%	75%	75%
100%+	100%	100%
Second Half 2020 Bonus Plan Results
Our actual performance against the applicable threshold and target level for each corporate performance measure for the second half of the year, as well as the determination of the amount to be received by each Named Executive Officer was as follows:
Third Quarter
For the third fiscal quarter of 2020, we achieved the following financial results for purposes of the Revised 2020 Bonus Plan:

Corporate Performance Measure	Target Performance Level @ 100%	Target Performance Level @ 75%	Target Performance Level @ 50%	Actual Performance Level	Payout Percentage	Weighted Payout Percentage
Adjusted Contribution	$21,451,000	$19,501,000	$17,551,000	$19,749,000	75.0%	37.5%
Adjusted EBITDA	($2,106,000)	($3,106,000)	($4,106,000)	($587,000)	100.0%	50.0%
Payout						87.5%

Based on an 87.5% payout for the third quarter, each incumbent Named Executive Officer was eligible to receive the following quarterly bonus payout, which the Compensation Committee determined to pay through the grant of fully-vested RSUs:

Named Executive Officer	Target Quarterly Bonus ($)	Quarterly Bonus Payout ($)	RSUs Actually Awarded (#)(1)
Ms. Laube	$60,000	$52,787	583
Mr. Grimes	$36,000	$31,672	350
Mr. Evans	$45,000	$39,590	(2)
Mr. Somers	$43,200	$38,006	420
Mr. Christiansen	$42,000	$36,951	408
(1) The number of RSUs granted was determined by dividing the cash payout by the closing market price of our common stock on November 6, 2020 ($90.57 per share) and rounding up to the nearest whole share.
(2) Mr. Evans received a cash payout in lieu of RSUs for the third quarter of 2020, as he retired effective September 30, 2020.
Fourth Quarter
For the fourth fiscal quarter of 2020, we achieved the following financial results for purposes of the Revised 2020 Bonus Plan:

Corporate Performance Measure	Target Performance Level @ 100%	Target Performance Level @ 75%	Target Performance Level @ 50%	Actual Performance Level	Payout Percentage	Weighted Payout Percentage
Adjusted Contribution	$27,730,000	$25,209,000	$22,688,000	$29,652,000	100%	50%
Adjusted EBITDA	$1,555,000	$1,414,000	$414,000	$4,491,000	100%	50%
Payout						100%
Based on a 100% payout for the fourth quarter, each incumbent Named Executive Officer was eligible to receive the following quarterly bonus payout, which the Compensation Committee determined to pay in cash:

Named Executive Officer	Target Quarterly Bonus ($)	Quarterly Bonus Payout ($)
Ms. Laube	$60,000	$60,328
Mr. Grimes	$36,000	$36,197
Mr. Somers	$43,200	$43,436
Mr. Christiansen	$42,000	$42,230
Full Year
For the full year 2020, the Compensation Committee, at its discretion, decided to forgo annual bonuses for management above vice president and to pay annual bonuses at 75% for vice presidents and below in cash. As such, our Named Executive Officers did not receive annual bonuses for the full year 2020.
The bonuses paid to our Named Executive Officers for 2020 are set forth in the “Fiscal 2020 Summary Compensation Table” below.
Long-Term Equity Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market. Typically, we have granted equity awards to our Named Executive Officers as part of the Compensation Committee’s annual review of our executive compensation program.

Currently, we use PSU awards subject to pre-established performance conditions that may be earned and upon vesting may be settled for shares of our common stock, and RSU awards with time-based vesting requirements that may be settled for shares of our common stock to retain, motivate, and reward our Named Executive Officers for long-term increases in the value of our common stock. With respect to PSU awards, we believe that such awards serve as an effective source of motivation to our Named Executive Officers to drive our financial performance. In addition, PSU awards provide a direct link between compensation and stockholder return, thereby motivating our Named Executive Officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives. With respect to RSU awards, we believe that because such awards represent the right to receive shares of our common stock upon settlement and have value even in the absence of stock price appreciation, we are able to incent and retain our Named Executive Officers using fewer shares of our common stock. Since their value increases with any increase in the value of the underlying shares, RSU awards also serve as an incentive which aligns with the long-term interests of our Named Executive Officers and stockholders. The Compensation Committee believes that a portfolio of PSU awards and RSU awards appropriately balances the incentive benefits of a performance-based equity award vehicle with the executive retention and stockholder dilution benefits of RSUs, thereby aligning the interests of our Named Executive Officers and stockholders and enabling us to use our equity compensation resources efficiently.
To date, the Compensation Committee has not applied a rigid formula in determining the size and form of the equity awards to be granted to our Named Executive Officers as part of our annual focal review of equity awards. Instead, in making these decisions, the Compensation Committee has exercised its judgment as to the amount and form of the awards after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Based upon these factors, the Compensation Committee has determined the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
On April 1, 2020, the Compensation Committee granted long-term incentive compensation opportunities in the form of PSU awards and time-based RSU awards to our Named Executive Officers (other than Mr. Evans, who was previously granted an RSU award in connection with his appointment as our Chief Administrative Officer). The number of shares of our common stock subject to the equity awards granted was determined by the Compensation Committee after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our then-CEO (except with respect to his own equity award), the amount of equity compensation held by each Named Executive Officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), and the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.
The RSU awards and PSU awards granted to our incumbent Named Executive Officers on April 1, 2020 were as follows:

100,000
80,000
60,000
40,000
20,000
0
80,645
59,678
33,871
38,710
80,645
59,677
33,871
38,709
RSU
PSU
Ms. Laube
Mr. Grimes
Mr. Somers
Mr. Christiansen

RSU Awards
The time-based RSU awards vest over a four-year period, with 25% of the units subject to each award vesting on each of the first four anniversaries of the date of grant, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date. Subject to any capitalization adjustment (as defined in the 2018 Equity Incentive Plan), one share of our common stock (or its cash equivalent, at the discretion of the Company) will be issued for each restricted stock unit that vests.
PSU Awards
The PSU awards may be earned if on any date (the “Achievement Date”) within four years from the date of grant it is determined by the Compensation Committee that our trailing 12-month Average Revenue Per User (“ARPU”) is $2.30. Upon the Compensation Committee determining that the ARPU target has been achieved, 50% of the award will immediately vest. Thereafter, 25% of the PSU award will vest six months after the Achievement Date and the remaining 25% of the PSU award will vest 12 months after the Achievement Date, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date. Subject to any capitalization adjustment (as defined in the 2018 Equity Incentive Plan), one share of our common stock (or its cash equivalent, at the discretion of the Company) will be issued for each restricted stock unit that vests.
Any PSU awards for which the Achievement Date has not occurred as of the fourth anniversary of the date of grant will terminate as of such fourth anniversary, and the Named Executive Officer will have no further rights with respect to such award. If the Achievement Date is met prior to the fourth anniversary of the date of grant, the PSU award will continue to vest in accordance with the previously-described schedule.
In the event of a change in control of the Company (as defined in the 2018 Equity Incentive Plan), 50% of the unvested PSU award will vest one year after the change in control (without regard to whether an Achievement Date has occurred with respect to such award) and the remainder of the PSU award will vest two years after the change in control. No vesting of the PSU awards will accelerate if a change in control occurs after the fourth anniversary of the date of grant of the awards.
Transitional Equity Award for Mr. Evans
In connection with his appointment as our Chief Administrative Officer on March 4, 2020, Compensation Committee recommended and our Board of Directors granted, Mr. Evans an RSU award for 87,500 shares of our common stock with a grant date fair value of $4,773,125 on that date. The number of shares of our common stock subject to this RSU award was determined by our Board of Directors after taking into consideration Mr. Evans’ contribution to the company and the recommendation of our then-Chief Executive Officer, and the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. This award vested in full in connection with Mr. Evans’s retirement in September 2020.
Outstanding PSU Awards
None of the performance-based conditions with respect to the unvested tranches of the PSU awards granted to our Named Executive Officers in 2019 were achieved in 2020.
The equity awards granted to our Named Executive Officers during 2020 are set forth in the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table” below.
Health and Welfare Benefits
Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, and commuter benefits, and reimbursement for mobile phone coverage. We pay the monthly premiums for the medical benefits plan selected by each Named Executive Officer.
We also maintain a Section 401(k) retirement plan (the “Section 401(k) Plan”) that provides eligible U.S. employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to such participant’s directions. Employees are immediately and fully vested in their contributions. The Section 401(k) plan is intended to be qualified under Section 401(a) of the Code with the Section 401(k) plan’s related trust intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are not taxable to the employee until distributed from the Section 401(k) Plan. We match 50% of the first 5% of each participant’s contributions.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2020, the only perquisites provided to our Named Executive Officers were the payment of their health insurance premiums and a grossed-up monthly stipend, to Mr. Evans, to cover the cost of his corporate apartment in Atlanta through June 30, 2020.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Post-Employment Compensation
We have entered into Amended and Restated Separation Pay Agreements (the “Separation Pay Agreements”) with each of our Named Executive Officers. Each of the Separation Pay Agreements provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause). The Separation Pay Agreements provide that, upon execution of a release agreement in favor of the Company, the Named Executive Officer will receive certain payments and benefits in the event we terminate his or her employment “without cause” or he or she resigns for “good reason” (as each term is defined in the Separation Pay Agreement).
Further, in the event we consummate a “change in control” (as that term is defined in our 2018 Equity Incentive Plan) and either 90 days prior to or one year after such change in control, either (a) the Named Executive Officer’s employment is terminated by us for any reason other than “cause” (as defined in the Separation Pay Agreement) or by him or her for “good reason” (as defined in the Separation Pay Agreement), (b) his or her role, responsibilities or duties are materially changed, reduced or eliminated, (c) his or her compensation is materially reduced, or (d) the geographic location of his or her employment is materially changed (each an “Acceleration Event”), then all of the then remaining unvested stock options, restricted shares, or restricted stock units which were granted prior to such change in control will immediately and fully vest and become exercisable on such Acceleration Event.
These Separation Pay Agreements provide reasonable compensation in the form of severance pay and certain limited benefits to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements provided by these agreements help maintain our Named Executive Officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company. The terms and conditions of these agreements were approved by our Board of Directors after an analysis of competitive market data.
Under the Separation Pay Agreements, all acceleration of vesting of outstanding equity awards in the event of a change in control of the Company are payable only if there is a connected involuntary loss of employment or a constructive termination of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). We use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of equity awards accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

Separation and Release Agreement with Mr. Evans
On July 28, 2020, we entered into a Separation and Release Agreement (the “Agreement”) with Mr. Evans in connection with his retirement, effective September 30, 2020. Pursuant to the terms of the Agreement, we agreed to pay Mr. Evans, subject to his execution of a release of claims in a form agreeable to the Company in favor of the Company:
•A separation payment in the amount of $300,000, payable over a 12-month period;
•A bonus in the amount of $39,590 for the third calendar quarter of 2020 based on our performance but only if similarly-situated executives were actually paid such a quarterly bonus; and
•Subject to timely election of continuation coverage under COBRA, reimburse his COBRA premium under our major medical group health plan on a monthly basis through September 30, 2021 up to a maximum monthly reimbursement equal to the monthly amount we paid for such coverage on his behalf prior to the effective date of the Agreement.
Pursuant to the terms of the Agreement, we also agreed to allow Mr. Evans to keep his laptop computer and screens subject to written certification that he had completely wiped clean and removed all Company documents from such computer (or had us complete such task).
In addition to the general release of claims described above, the Agreement also contained certain restrictive covenants, including a non-disparagement covenant and confidentiality agreement.
For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Short-Selling, Hedging, and Pledging
Under our Insider Trading Policy, our employees (including officers) and the non-employee members of our Board of Directors are prohibited from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock at any time.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Other Compensation Policies
Stock Ownership Policy
In response to investor feedback from our outreach program, in March 2021, we adopted stock ownership guidelines for our non-employee directors, chief executive officer and other named executive officers. Our non-employee directors, chief executive officer and other named executive officers are required to own shares of our common stock with a value equal to at least the following:

Position	Ownership Requirement
Non-Employee Directors	5X base salary
Chief Executive Officer	5X base salary
Other Named Executive Officers	1X base salary
Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or a named executive officer of Cardlytics to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our named executive officers and members of our board of directors with our stockholders. Under our stock ownership guidelines, only shares owned outright count toward the satisfaction of the ownership guidelines. Subject to the phase in periods, the non-employee directors, chief executive officer and other named executive officers are currently compliant with the stock ownership guidelines.
Compensation Recovery ("Clawback") Policy
In response to investor feedback from our outreach program, in March 2021, we adopted a Clawback Policy that enables us to seek to recover certain incentive compensation from a current or former officer who is (or was at the relevant time) subject to Section 16 of the Exchange Act (an “Affected Officer”), if: (a) we are required to prepare an accounting restatement for any fiscal period commencing after the adoption of the Clawback Policy due to material non-compliance with any financial reporting requirement and (b) it is determined that the Affected Officer knowingly violated SEC rules and regulations or our policies or willfully committed an act of fraud, dishonesty, gross recklessness or, gross negligence that contributed to the non-compliance that resulted in the obligation to restate financial statements.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation earned with respect to the years ended December 31, 2018, 2019 and 2020 by our Named Executive Officers, which includes each individual who served as our principal executive officer at any time during 2020, each individual who served as our principal financial officer at any time during 2020 and the one executive officer (other than each individual who served as our principal executive officer and principal financial officer) at fiscal year-end.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Lynne M. Laube, Chief Executive Officer, Co-Founder and Director(8)	2020	362,500	5,332,211	(1)(2)(3)	60,328	(6)	18,561	(9)	5,773,600
	2019	300,000	3,258,000	(4)	240,034	(7)	18,472	(9)	3,816,506
	2018	280,000	1,680,750		137,571		23,290		2,121,611
Scott D. Grimes, Executive Chairman, Former Chief Executive Officer, Co-Founder and Director(8)	2020	262,500	3,941,492	(1)(2)(3)	36,197	(6)	18,138	(9)	4,258,327
	2019	300,000	4,561,200	(4)	240,034	(7)	8,823	(9)	5,110,057
	2018	300,000	1,680,750		147,398		20,817		2,148,965
Andrew C. Christiansen, Chief Financial Officer(12)	2020	267,500	2,585,647	(1)(2)(3)	42,230	(6)	11,412	(9)	2,906,789
Kirk L. Somers, Chief Legal and Privacy Officer	2020	286,000	2,272,952	(1)(2)(3)	43,436	(6)	21,553	(9)	2,623,941
	2019	273,750	1,810,000	(4)	219,865	(7)	21,355	(9)	2,324,970
	2018	255,000	1,680,750		125,288		20,640		2,081,678
David T. Evans, Former Chief Administrative Officer, Former Chief Financial Officer and Head of Corporate Development	2020	225,000	4,810,483	(3)(5)	39,590	(6)	106,142	(9)(10)(11)	5,181,215
	2019	300,000	2,534,000	(4)	240,034	(7)	49,015	(9)(10)	3,123,049
	2018	300,000	1,680,750		147,398		40,246		2,168,394
(1)The reported amounts include the grant date fair value of performance-based restricted stock unit awards which were granted in April 2020 in the amount of 80,645 performance-based restricted stock units to Ms. Laube, 59,677 performance-based restricted stock units to Mr. Grimes, 38,709 performance-based restricted stock units to Mr. Christiansen, and 33,871 performance-based restricted stock units to Mr. Somers. The performance-based vesting criteria for these awards is based on a minimum average revenue per user ("ARPU") target over a trailing 12-month period.
The vesting condition for the awards must be achieved within four years of the grant date. Upon a vesting event, 50% of the award vests immediately, 25% of the award vests six-months after achievement date and 25% of the award vests 12-months after the achievement date. The grant date fair values presented in the table assume achievement of the highest level of performance condition and exclude estimates of forfeiture.

(2)The reported amounts include the grant date fair value of service-based restricted stock units vesting over a four-year period which were granted in April 2020 in the amount of 80,645 service-based restricted stock units to Ms. Laube, 59,678 service-based restricted stock units to Mr. Grimes, 38,710 service-based restricted stock units to Mr. Christiansen, and 33,871 service-based restricted stock units to Mr. Somers.
(3)The reported amounts reflect the grant date fair value of immediately vesting awards granted in lieu of cash-based incentive compensation which were granted in May 2020, August 2020, and November 2020 in the amount of 1,215 restricted stock units to Ms. Laube, 871 restricted stock units to Mr. Grimes, 934 restricted stock units to Mr. Christiansen, and 952 restricted stock units to Mr. Somers. Additionally, 563 of immediately vesting awards granted in lieu of cash-based incentive compensation were granted to Mr. Evans in May 2020 and August 2020.
(4)The reported amounts reflect the grant date fair value of performance-based restricted stock units which were granted in April 2019 in the amount of 225,000 performance-based restricted stock units to Ms. Laube, 315,000 performance-based restricted stock units to Mr. Grimes, and 175,000 performance-based restricted stock units to Mr. Evans. These awards are composed of four equal tranches, each of which have an independent performance-based vesting condition. The vesting criteria for the four tranches are as follows:
aa minimum growth rate in adjusted contribution over a trailing 12-month period, ba minimum number of advertisers that are billed above a specified amount over a trailing 12-month period, ca minimum cumulative adjusted EBITDA target over a trailing 12-month period, and da minimum trailing 30-day average closing price of our common stock.
The vesting conditions of each of the four tranches must be achieved within four years of the grant date. Upon a vesting event, 50% of the related tranche vests immediately, 25% of the related tranche vests six-months after achievement date and 25% of the related tranche vests 12-months after the achievement date. During 2019, targets for two of the vesting criteria were met, resulting in the vesting and immediate settlement of 50% of the two tranches. During 2020, the remaining shares for those two tranches vested and were settled upon the 6 and 12-month anniversaries of the respective achievement dates as per the terms of the award described above. The grant date fair values presented in the table assume achievement of the highest level of performance conditions and exclude estimates of forfeiture.
(5)The reported amounts reflect the grant date fair value of service-based restricted stock units vesting over a one-year period and accelerating upon separation which were granted in March 2020 in the amount of 87,500 service-based restricted stock units to Mr. Evans.
(6)See “— Employment, Severance and Change of Control Agreements—2020 Bonus Plan” below for a description of the material terms of the plan pursuant to which this compensation was awarded.
(7)See “— Employment, Severance and Change of Control Agreements—2019 Bonus Plan” below for a description of the material terms of the plan pursuant to which this compensation was awarded.
(8)Ms. Laube and Mr. Grimes did not receive any additional compensation in her or his capacity as a director.
(9)Includes our Section 401(k) plan matching contributions and health insurance premiums paid by us.
(10)Includes reimbursements of $29,200 and $14,900 for housing expenses and tax gross-ups on these payments during 2019 and 2020, respectively.
(11)Includes $75,000 in separation payments made under 2020 employment agreement.
(12)Mr. Christiansen was not a named executive officer for the years ended December 31, 2018 or 2019 and, accordingly, only his compensation for the year ended December 31, 2020 is included in the Summary Compensation Table in accordance with SEC rules.

Grants of Plan-Based Awards in 2020
The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2020. There were no threshold, target, or maximum amounts related to such awards. The dollar value of the actual payments for these awards are included in the "Stock Awards" column of the "Summary Compensation Table" above.

Name and Principal Position	Grant Date	Restricted Stock Units (#)		Grant Date Fair Value of Restricted Stock Units ($)
Lynne M. Laube, Chief Executive Officer, Co-Founder and Director	4/1/2020	161,290	(1)(2)	5,237,086	(5)
	5/20/2020	355	(3)	22,390
	8/11/2020	277	(3)	19,933
	11/9/2020	583	(3)	52,802
Scott D. Grimes, Executive Chairman, Former Chief Executive Officer, Co-Founder and Director	4/1/2020	119,355	(1)(2)	3,875,457	(5)
	5/20/2020	355	(3)	22,390
	8/11/2020	166	(3)	11,945
	11/9/2020	350	(3)	31,700
Andrew C. Christiansen, Chief Financial Officer	4/1/2020	77,419	(1)(2)	2,513,795	(5)
	5/20/2020	332	(3)	20,939
	8/11/2020	194	(3)	13,960
	11/9/2020	408	(3)	36,953
Kirk L. Somers, Chief Legal and Privacy Officer	4/1/2020	67,742	(1)(2)	2,199,583	(5)
	5/20/2020	332	(3)	20,939
	8/11/2020	200	(3)	14,392
	11/9/2020	420	(3)	38,039
David T. Evans, Former Chief Administrative Officer, Former Chief Financial Officer and Head of Corporate Development	3/4/2020	87,500	(4)	4,773,125	(5)
	5/20/2020	355	(3)	22,390
	8/11/2020	208	(3)	14,968
(1)The reported awards include service-based restricted stock units vesting over a four-year period.
(2)The reported awards include performance-based restricted stock units which have performance-based vesting criteria based on a minimum average revenue per user ("ARPU") target over a trailing 12-month period. The vesting condition for the awards must be achieved within four years of the grant date. Upon a vesting event, 50% of the award vests immediately, 25% of the award vests six-months after achievement date and 25% of the award vests 12-months after the achievement date.
(3)The reported awards reflect immediately vesting awards granted in lieu of cash-based incentive compensation.
(4)The reported awards reflect service-based restricted stock units vesting over a one-year period and with acceleration upon separation.
(5)As of the grant date, the performance vesting condition for the performance-based restricted stock units was considered probable of occurring and, as a result, the full grant date fair value, for the purposes of this table and the “Summary Compensation Table” above, is included.

2020 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth certain information about equity awards granted to our Named Executive Officers that remain outstanding as of December 31, 2020:

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Lynne M. Laube, Chief Executive Officer, Co-Founder and Director	51,562	4,688	(2)	30.44	7/7/2027	—		—
	49,291	—		20.00	8/2/2026	—		—
	22,536	—		8.32	7/19/2023	—		—
						112,500	(3)	16,061,625	(4)
						80,645	(5)	11,513,687	(4)
						80,645	(6)	11,513,687	(4)
Scott D. Grimes, Executive Chairman, Former Chief Executive Officer, Co-Founder and Director	51,562	4,688	(2)	30.44	7/7/2027	—		—
	49,291	—		20.00	8/2/2026	—		—
						157,500	(3)	22,486,275	(4)
						59,677	(5)	8,520,085	(4)
						59,678	(6)	8,520,228	(4)
Andrew C. Christiansen, Chief Financial Officer	1,368	781		24.48	4/1/2027	—		—
	3,500	—	(2)	24.40	1/21/2025	—		—
						15,000	(3)	2,141,550	(4)
						38,709	(5)	5,526,484	(4)
						38,710	(6)	5,526,627	(4)
Kirk L. Somers, Chief Legal and Privacy Officer	782	3,125	(2)	30.44	7/7/2027	—		—
						62,500	(3)	8,923,125	(4)
						33,871	(5)	4,835,763	(4)
						33,871	(6)	4,835,763	(4)
(1)All of the option awards listed in the table above were granted under our 2008 Stock Plan.
(2)The shares of common stock underlying this option vest and become exercisable over a four-year period as to 25% of the common stock underlying the option on April 1, 2018 and as to 75% of the shares of common stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient’s continued service through each vesting date.
(3)These shares underly the April 2019 PSU grant and vest according to the terms discussed in more detail below.
(4)The market value amount is calculated based on the closing price of our common stock of $142.77 at December 31, 2020.
(5)These shares underly the April 2020 RSU grant and vest annually over four years upon the date of grant.
(6)These shares underly the April 2019 PSU grant and vest according to the terms discussed in more detail below.
In April 2019, we granted each of Messrs. Grimes, Evans, and Somers and Ms. Laube 315,000, 175,000, 125,000 and 225,000 performance-based restricted stock units (“2019 PSUs”), respectively. The 2019 PSUs are composed of four equal tranches, each of which have an independent performance-based vesting condition. The vesting criteria for the four tranches are as follows:
•a minimum growth rate in adjusted contribution over a trailing 12-month period,
•a minimum number of advertisers that are billed above a specified amount over a trailing 12-month period,
•a minimum cumulative adjusted EBITDA target over a trailing 12-month period, and
•a minimum trailing 30-day average closing price of our common stock.

The vesting conditions of each of the four tranches must be achieved within four years of the grant date. Upon a vesting event, 50% of the related tranche vests immediately, 25% of the related tranche vests six-months after achievement date and 25% of the related tranche vests 12-months after the achievement date. During 2019, targets for two of the vesting criteria were met, resulting in the vesting and settlement of 50% of the two tranches. During 2020, the remaining shares for those two tranches vested and were settled upon the 6 and 12-month anniversaries of the respective achievement dates as per the terms of the award described above.
In connection with Mr. Evans’ change from Chief Financial Officer to Chief Administrative Officer in March 2020, the Board of Directors approved the cancellation of Mr. Evans’ outstanding performance-based restricted stock units that had not yet been achieved and approved the grant of a new restricted stock unit award for 87,500 shares. The restricted stock unit award would vest in full on March 4, 2021, subject to Mr. Evans’ continuous service through such date. In accordance with the terms of the awards, all unvested performance-based restricted stock units and restricted stock units vested immediately upon Mr. Evans' retirement in September 2020.
In April 2020, we granted each of Messrs. Grimes, Christiansen, and Somers and Ms. Laube 59,678, 38,710, 33,871 and 80,645 restricted stock units ("2020 RSUs"), respectively. Shares subject to the 2020 RSUs vest annually over four years upon the anniversary of the grant date. We also granted each of Messrs. Grimes, Christiansen, and Somers and Ms. Laube 59,677, 38,709, 33,871 and 80,645 performance-based restricted stock units ("2020 PSUs"). The 2020 PSUs have a performance-based vesting condition based on a minimum average Cardlytics Direct revenue per user ("ARPU") target. The ARPU vesting condition must be achieved within four years of the grant date. Upon the vesting event, 50% of the award vests immediately, 25% of the award vests six-months after achievement date and 25% of the award vests 12-months after the achievement date.
In May 2020, August 2020, and November 2020, we granted Messrs. Grimes, Christiansen, and Somers and Ms. Laube a total of 871, 934, 952, and 1,215, respectively, immediately vesting restricted stock units in lieu of quarterly cash-based incentive compensation. Additionally, 563 of immediately vesting awards granted in lieu of cash-based incentive compensation were granted to Mr. Evans in May 2020 and August 2020.
See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options and restricted stock units held by our Named Executive Officers.
Option Exercises and Stock Vested in 2020
The following table provides certain information with respect to option exercises and RSU and PSU vesting for the named executive officers during 2020.

	Option Awards		Stock Awards
Name and Principal Position	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
Lynne M. Laube, Chief Executive Officer, Co-Founder and Director	—	$—	57,465	$4,653,847
Scott D. Grimes, Executive Chairman, Former Chief Executive Officer, Co-Founder and Director	—	$—	79,621	$6,442,640
Andrew C. Christiansen, Chief Financial Officer	10,475	$688,768	8,434	$684,529
Kirk L. Somers, Chief Legal and Privacy Officer	26,121	$1,412,315	32,202	$2,607,626
David T. Evans, Former Chief Administrative Officer, Former Chief Financial Officer and Head of Corporate Development	127,194	$7,676,227	131,813	$9,178,725
(1)The value realized on exercise is equal to the number of shares of common stock for which the stock options were exercised multiplied by the excess of the closing price of our common stock on the date of the exercise over the applicable exercise price per share of the stock options.
(2)Consists of Performance-Based RSU grants made in 2019 which vested upon achievement of performance metrics and immediately vesting RSUs granted in 2020 in lieu of cash-based incentive compensation.
(3)The value realized on vesting is equal to the closing price of our common stock on the vesting date multiplied by the number of shares vested on that date. Amounts do not represent the value that may be realized by the officer upon sale of the shares.

Employment, Severance and Change in Control Agreements
Executive Changes During 2020
On March 3, 2020, our Board of Directors appointed Ms. Laube our CEO, effective May 15, 2020. In connection with the appointment of Ms. Laube as CEO, on March 3, 2020, our Board of Directors also appointed Mr. Grimes our Executive Chairman of the Board, effective May 15, 2020, relinquishing his role as Chief Executive Officer to Ms. Laube.
On March 3, 2020, our Board of Directors appointed Mr. Christiansen our Chief Financial Officer, effective March 4, 2020. At that time, our Board of Directors appointed Mr. Evans our Chief Administrative Officer, effective March 4, 2020, relinquishing his role as Chief Financial Officer to Mr. Christiansen. Subsequently, Mr. Evans retired from the position of Chief Administrative Officer, effective September 30, 2020.
Employment Arrangements and Offer Letters
Each of our Named Executive Officers’ employment is “at will” and may be terminated at any time, subject to his or her right to receive certain benefits and payments, as described below under “Potential Payments Upon Termination or Change of Control.” We are not party to employment agreements or offer letter agreements with Scott D. Grimes, our Executive Chairman, Lynne M. Laube, our CEO. Ms. Laube’s current annual base salaries are each $362,500.
Bonus Plan Terms
2019 Bonus Plan
In 2019, each of our Named Executive Officers was eligible to participate in our 2019 Annual Bonus Target Incentive Program (the "2019 Bonus Plan"). The 2019 Bonus Plan was designed to motivate and reward executives for the attainment of company-wide performance targets. The annual cash targets for Messrs. Grimes and Evans and Ms. Laube were each $225,000, and the annual cash target for Mr. Somers was $210,000. Each of our executive officers was eligible to receive more than 100% of his or her target bonus if our performance exceeded the targets set forth in the 2019 Bonus Plan. The 2019 Bonus Plan cash targets were based upon us achieving certain adjusted contribution and certain adjusted EBITDA targets.
2020 Bonus Plan
In 2020, each of our Named Executive Officers was eligible to participate in our 2020 Annual Bonus Target Incentive Program (the "2020 Bonus Plan"). The 2020 Bonus Plan was designed to motivate and reward executives for the attainment of company-wide performance targets. The annual target for Ms. Laube was $285,000, the annual target for Mr. Evans was $225,000, the annual target for Mr. Grimes was $189,000, the annual target for Mr. Somers was $214,800, and the annual target for Mr. Christiansen was $210,000. Each of our executive officers was eligible to receive more than 100% of his or her target bonus if our performance exceeded the targets set forth in the 2020 Bonus Plan. The 2020 Bonus Plan cash targets were based upon us achieving certain adjusted contribution and certain adjusted EBITDA targets.
2021 Bonus Plan
In 2021, each of our executive officers is eligible to participate in our 2021 Annual Bonus Target Incentive Program (the "2021 Bonus Plan"). The 2021 Bonus Plan is designed to motivate and reward executives for the attainment of company-wide performance targets. The annual target for Ms. Laube is $300,000, the annual target for Mr. Grimes is $180,000, the annual target for Mr. Christiansen is $262,500 and the annual target for Mr. Somers is $216,000. Each of our executive officers is eligible to receive more than 100% of his or her target bonus if our performance exceeded the targets set forth in the 2021 Bonus Plan. The 2021 Bonus Plan cash targets are based upon us achieving certain adjusted contribution and certain adjusted EBITDA targets.
Potential Payments upon Termination or Change of Control
The following table summarizes the estimated payments to be made to our Named Executive Officers under the terms of their employment agreements in the event of a termination of employment without cause or for good reason in connection with a change in control. In accordance with SEC regulations, the following table does not include any amount to be provided to a Named Executive Officer under any arrangement that does not discriminate in scope, terms, or operation in favor of the Named Executive Officer and that are available generally to all salaried employees. Also, the following table does not duplicate information already provided in the outstanding equity awards at fiscal year-end table, except to the extent the amount payable to the Named Executive Officer would be enhanced by the termination event. The amounts in the following table are hypothetical and based on SEC regulations. Actual payments will depend on the circumstances and timing of any termination.
In accordance with SEC regulations, for purposes of the quantitative disclosure in the following table, we have assumed the termination took place on December 31, 2020 under the terms of the current employment agreements, and the price per share of our common stock is the closing price of our common stock as reported on The Nasdaq Global Market on December 31, 2020, or $142.77.

Name	Termination by Company Without Cause or by Employee for Good Reason ($ for 12 month period)
Lynne M. Laube
Severance Payment(1)	400,000
Acceleration of Equity Awards(2)	12,040,290
Insurance Benefits(1)	6,601
Total	12,446,891
Scott D. Grimes
Severance Payment(1)	240,000
Acceleration of Equity Awards(2)	9,046,688
Insurance Benefits(1)	11,272
Total	9,297,960
Andrew C. Christiansen
Severance Payment(1)	350,000
Acceleration of Equity Awards(2)	5,618,868
Insurance Benefits(1)	3,595
Total	5,972,463
Kirk L. Somers
Severance Payment(1)	288,000
Acceleration of Equity Awards(2)	5,186,794
Insurance Benefits(1)	10,616
Total	5,485,410
(1)If the Company terminates an executive officer without cause or an executive officer resigns for Good Reason, each executive officer will be paid 12 months of base salary, the pro rated portion of their annual bonus if qualified, and continued medical benefits for 12 months.
(2)If 90 days prior or one year after a change of control, one of the following events occurs with respect to an executive officer, then all remaining unvested options, restricted shares or restricted stock units shall immediately fully vest and become exercisable:
a.terminated without cause or by the executive officer for Good Reason;
b.role and responsibilities or duties are materially changed, reduced or eliminated;
c.compensation is materially reduced; or
d.geographic location of employment is materially changed.
401(k) Plan
We maintain a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code ("IRC"). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to such participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under IRC Section 401(a) with the 401(k) plan’s related trust intended to be tax exempt under IRC Section 501(a). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. We match 50% of the first 5% of each participant’s contribution.

DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned for service on our Board of Directors with respect to the year ended December 31, 2020 by our directors who were not also our employees. Mr. Grimes, Executive Chairman of the Board and former Chief Executive Officer, and Ms. Laube, our Chief Executive Officer, are also members of our Board of Directors, but did not receive any additional compensation for service as a director. Mr. Grimes’ and Ms. Laube’s compensation as executive officers are set forth above under “Executive Compensation— Summary Compensation Table.”

Name		Fees Earned or Paid in Cash ($)	Stock Awards(1)(4) ($)	Total ($)
David L. Adams	2020	$70,000	$149,965	$219,965
John V. Balen	2020	$74,167	$149,965	$224,132
Jessica Jensen(2)	2020	$16,667	$125,733	$142,400
Mark A. Johnson	2020	$56,667	$149,965	$206,632
John Klinck	2020	$50,000	$149,965	$199,965
Aimée Lapic	2020	$41,667	$149,965	$191,632
Tony Weisman	2020	$40,000	$149,965	$189,965
Bryce Youngren(3)	2020	$30,000	$149,965	$179,965
(1)This column reflects the aggregate grant date fair value of the RSU awards granted during the fiscal year as computed in accordance with ASC Topic 718 as stock-based compensation in our consolidated financial statements.
(2)Ms. Jensen was appointed to our Board of Directors on July 31, 2020.
(3)Mr. Youngren retired from our Board of Directors on September 30, 2020, and the unvested portion of his restricted stock units were forfeited.
(4)The table below shows the aggregate number of option awards and stock awards outstanding for each of our non-employee directors as of December 31, 2020:

Name	Option Awards (#)		Stock Awards (#)
David L. Adams	20,000	(a)	2,023	(b)
John V. Balen	—		2,023	(b)
Jessica Jensen	—		1,893	(c)
Mark A. Johnson	—		2,023	(b)
John Klinck	25,000	(a)	2,023	(b)
Aimée Lapic	—		2,023	(b)
Tony Weisman	—		2,023	(b)
(a)Fully vested.
(b)The shares of common stock underlying this RSU award vest on June 2, 2021, subject to continued service on our Board of Directors.
(c)The shares of common stock underlying this RSU award vest on July 31, 2021, subject to continued service on our Board of Directors.
Non-Employee Director Compensation
Our Board of Directors has adopted a director compensation policy for our non-employee directors. The policy provides for the compensation of non-employee directors with cash and equity compensation. Under the policy, each non-employee director will receive an annual board service retainer of $30,000. The non-executive Board Chair will receive an additional service retainer of $15,000. The Chairperson of each of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee will receive additional annual committee chair service retainers of $30,000, $15,000 and $15,000, respectively. Other members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee will receive additional annual cash retainers of $20,000, $10,000 and $10,000, respectively, for each such committee of which they are a member. The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears following the end of each calendar quarter in which the board service occurs, prorated for any partial months of service. We will also reimburse all reasonable out-of-pocket travel expenses incurred by non-employee directors in attending meetings of our Board of Directors or any committee thereof.

In addition to cash compensation, each non-employee director is eligible to RSU awards. Each continuing non-employee director as of the date of our annual meeting receives an annual grant of a RSU award with a grant date fair value of $165,000, which will vest in full on the first anniversary of such grant date, provided that the applicable non-employee director is, as of such vesting date, then a member of our Board of Directors. Further, each new non-employee director who joins our Board of Directors will receive a one-time RSU award upon the date of his or her appointment or election to our Board of Directors with a grant date fair value of $165,000, pro-rated based on the number of months of service until the next annual meeting of our stockholders, which will vest in full on the first anniversary of such grant date, provided that the applicable non-employee director is, as of such vesting date, then a member of our Board of Directors.
The maximum number of shares of our common stock subject to stock awards granted under the Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year for service on the Board of Directors, will not exceed $750,000 in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to the Board, $1,500,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2020:

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(#)
Plan Category
Equity compensation plans approved by security holders(1)	2,948,012	(2)	4.16	(2)	1,696,436	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,948,012		4.16		1,696,436
(1)Includes the 2008 Stock Plan, the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan. On January 1 of each year, the number of shares reserved under the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan is automatically increased by 5% and 1%, respectively, of the total number of shares of common stock that are outstanding as of December 31 of the previous year, or a lesser number of shares as may be determined by our Board of Directors. Accordingly, an additional 1,393,040 and 278,608 shares were added to the number of available shares under the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan, respectively, effective January 1, 2021.
(2)Includes 513,298 stock options outstanding as of December 31, 2020, at a weighted-average exercise price of $23.91 per share, 1,456,170 shares of common stock issuable upon the vesting of outstanding RSUs, and 978,544 shares of common stock issuable upon the vesting of outstanding PSUs. The RSUs and PSUs have no exercise price.
(3)Securities remaining available for future issuance under equity compensation plans include 474,120 securities available for issuance under the 2018 Employee Stock Purchase Plan and 1,222,316 available for issuance under the 2018 Equity Incentive Plan as of December 31, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of March 1, 2021 for:
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
•each of our Named Executive Officers;
•each of our directors; and
•all of our executive officers and directors as a group.
The percentage ownership information shown in the table below is based upon 27,904,090 shares of common stock outstanding as of March 1, 2021. The Adjusted Percentage gives effect to 3,850,000 shares of common stock issued pursuant to an underwriter agreement on March 5, 2021 and 916,398 shares of common stock issued in connection with our acquisition of DOSH Holdings, Inc.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that we include shares of common stock issuable pursuant to the vesting of restricted stock units and the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of March 1, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for persons listed in the table is c/o Cardlytics, Inc., 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percentage	Adjusted Percentage
5% or greater stockholders:
Entities affiliated with CAS Investment Partners, LLC(1)	4,488,972	16.1%	13.7%
Entities affiliated with BlackRock, Inc.(2)	2,048,867	7.3%	6.3%
Entities affiliated with The Vanguard Group(3)	1,836,743	6.6%	5.6%
Entities affiliated with Wellington Management Group LLP(4)	1,806,791	6.5%	5.5%
Named Executive Officers and Directors:
Scott D. Grimes(5)	452,480	1.6%	1.4%
Lynne M. Laube(6)	465,818	1.7%	1.4%
Kirk L. Somers(7)	49,893	*	*
Andrew C. Christiansen(8)	23,496	*	*
David T. Evans	—	—	—
David L. Adams(9)	50,325	*	*
John V. Balen	24,074	*	*
Mark A. Johnson	33,911	*	*
Aimée Lapic	8,349	*	*
John Klinck(10)	39,857	*	*
Tony Weisman	6,353	*	*
Jessica Jensen	—	—	—
All current executive officers and directors as a group (11 persons)	1,154,556	4.1%	3.5%
* Represents beneficial ownership of less than 1.0%

(1)Consists of 2,749,557 shares of common stock held by Sosin Master, L.P. and 1,739,415 shares of common stock owned by CSWR Partners, L.P. This information has been obtained from a Schedule 13G/A filed on February 16, 2021 by CAS Investment Partners, LLC., Sosin Master, LP, CSWR Partners, LP and Clifford Sosin. Clifford Sosin is the managing member of CAS Investment Partners, LLC, which is the investment manager of Sosin Master, L.P. and CSWR Partners, L.P. By virtue of the foregoing relationships, each of the reporting persons may be deemed to beneficially own the securities held by Sosin Master, L.P. and CSWR Partners, L.P. The address of CAS Investment Partners, LLC is 135 E 57th Street, Suite 18-108, New York, NY 10022.
(2)This information has been obtained from a Schedule 13G filed on February 2, 2021 by entities associated with BlackRock, Inc. The address for BlackRock, Inc. is 55 E 52nd Street, New York, NY 10055.
(3)This information has been obtained from a Schedule 13G filed on February 10, 2021 by entities associated with The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA, 19355.
(4)This information has been obtained from a Schedule 13G/A filed on February 3, 2021 by entities associated with Wellington Management Group LLP. The address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.
(5)Includes (a) 93,112 shares of common stock held by the 2013 Scott Grimes GRAT UAD, for which Mr. Grimes is trustee and holds voting and investment power, (b) 105,541 shares of common stock issuable upon the exercise of options and (c) 14,919 shares of common stock issuable upon the settlement of restricted stock unit awards.
(6)Includes (a) 14,565 shares of common stock held by the 2013 Lynne Marie Laube GRAT fbo Hayley Marie Allbright, for which Ms. Laube is trustee and holds voting power, (b) 14,565 shares of common stock held by the 2013 Lynne Marie Laube GRAT fbo Keegan George Allbright, for which Ms. Laube is trustee and holds voting power, (c) 119,521 shares of common stock issuable upon the exercise of options and (d) 20,161 shares of common stock issuable upon the settlement of restricted stock until awards.
(7)Includes (a) 3,185 shares of common stock issuable upon the exercise of options and (b) 8,467 shares of common stock issuable upon the settlement of performance restricted stock unit awards.
(8)Includes (a) 5,649 shares of common stock issuable upon the exercise of options and (b) 9,677 shares of common stock issuable upon the settlement of performance restricted stock unit awards.
(9)Includes 20,000 shares of common stock issuable upon the exercise of options.
(10)Includes 25,000 shares of common stock issuable upon the exercise of options.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock ("Reporting Persons") to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.
To our knowledge, based on the Section 16 reports that have been filed on EDGAR, with respect to the year ended December 31, 2020, all filings required to be made by the Reporting Persons were made on a timely basis, with the exception of three forms, covering three transactions, filed late by Mr. Somers; two forms, covering three transactions, filed late by Ms. Laube; three forms, coverings three transactions, filed late by Mr. Grimes; two forms, covering three transactions, filed late by Mr. Evans; and one form, covering one transaction, filed late by Mr. Christiansen.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”), and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
Our compensation committee and the board of directors believe that our executive compensation program, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our philosophy of linking the compensation of our executive officers with our performance. Our compensation committee and the board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.

This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the compensation of our Named Executive Officers, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”
Because this vote is advisory, it will not be binding upon the board of directors or our compensation committee. However, our compensation committee will carefully consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
Advisory approval of Proposal 3 requires the approval of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3

PROPOSAL NO. 4
ADVISORY VOTE TO APPROVE THE PREFERRED FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of the our Named Executive Officers as disclosed in the our proxy statement. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board of Directors recommends that the stockholders select a frequency of one year.
After considering the benefits and consequences of each alternative, the Board of Directors recommends that the advisory vote on the compensation of our Named Executive Officers be submitted to the stockholders once every year.
The Board of Directors has determined that an advisory vote on executive compensation every year is our best approach. In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on our compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on executive compensation and corporate governance matters.
Accordingly, the Board of Directors is asking stockholders to indicate their preferred voting frequency of soliciting advisory stockholder approval of compensation of our Named Executive Officers once every one, two or three calendar years.
While the Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

The Board of Directors and the compensation committee value the opinions of the stockholders in this matter, and the Board of Directors intends to hold advisory stockholder votes on the compensation of our Named Executive Officers in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote. However, because this vote is advisory and therefore not binding on the Board of Directors, the compensation committee or us, the Board of Directors may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition our fiduciary duties or the fiduciary duties of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “ONE YEAR” PROPOSAL NO. 4

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2021 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

TRANSACTIONS WITH RELATED PERSONS
Since January 1, 2020, we have not been a participant to any agreement in which the amount involved exceeded or will exceed $120,000, and in which any of our then directors, executive officers or holders of more than 5% of any class of our voting securities at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest, other than as described below and the compensation arrangements which are described in the sections titled “Executive Compensation” and “Director Compensation.”
Investors’ Rights Agreements
In connection with our preferred stock financings, we entered into investors’ rights agreement containing registration rights, among other things, with certain holders of our redeemable convertible preferred stock and certain holders of our common stock, including entities affiliated with Polaris Venture Partners, Canaan VIII L.P., entities affiliated with Aimia Inc., Scott D. Grimes, Lynne M. Laube and TTP Fund II, L.P., an entity affiliated with Mark A. Johnson.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Related Person Transaction Policy
In February 2018, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants, in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from our employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.
One of our directors, Aimee Lapic, is the SVP and Chief Digital Officer at GoPro, an advertise that spent a total of $317,755 in media fees with Cardlytics in 2020. Although Ms. Lapic has not been involved with the negotiation or execution of the agreement between Cardlytics and GoPro, consistent with our Related Party Transaction Policy, our Audit Committee reviewed this matter each quarter and approved this arrangement.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related person transactions, our Audit Committee, or other independent body of our board of directors, will consider the relevant available facts and circumstances including, but not limited to:
•the risks, costs and benefits to us;
•the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
All of the transactions described above either were approved by our Audit Committee in accordance with the related person transaction policy or were entered into prior to the adoption of the related person transaction policy, but were approved by our Board of Directors considering similar factors to those described above.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Cardlytics, Inc., Attn: Corporate Secretary, 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

/s/ Lynne M. Laube
Lynne M. Laube
Chief Executive Officer and Director

Atlanta, GA
April 6, 2021
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to Cardlytics' Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308.

PROXY CARD

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44047-P48441

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CARDLYTICS, INC.

The Board of Directors recommends you vote FOR ALL of the nominees listed, FOR proposals 2 & 3 and for every 1 YEAR on proposal 4:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John V. Balen
02) Aimée Lapic
03) Jessica Jensen

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D44048-P48441

CARDLYTICS, INC.
Annual Meeting of Stockholders
May 21, 2021 2:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kirk Somers as proxy and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARDLYTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on May 21, 2021, at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

APPENDIX - A
Reconciliation from GAAP Net Loss to Adjust EBITDA (in thousands):

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Net loss	$(13,531)	$(19,758)	$(15,356)	$(6,777)
Plus:
Income tax benefit	—	—	—	—
Interest (income) expense, net	(284)	10	283	3,039
Depreciation and amortization expense	2,331	1,545	1,933	2,017
Stock-based compensation expense	4,126	9,108	11,578	7,584
Foreign currency loss (gain)	1,886	8	(1,066)	(2,377)
Deferred FI implementation costs	1,008	991	1,641	958
Restructuring costs	482	403	391	47
Adjusted EBITDA	$(3,982)	$(7,693)	$(596)	$4,491

Reconciliation of GAAP Gross Profit to Adjusted Contribution (in thousands):

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Revenue	$45,509	$28,222	$46,079	$67,082
Minus:
FI Share and other third-party costs	26,138	16,811	27,971	38,388
Delivery costs(1)	3,406	3,499	3,498	3,907
Gross Profit	15,965	7,912	14,610	24,787

Plus:
Delivery costs(1)	3,406	3,499	3,498	3,907
Deferred FI implementation costs	1,008	991	1,641	958
Adjusted contribution	$20,379	$12,402	$19,749	$29,652
(1)Delivery costs include stock-based compensation expense of (in thousands):

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Delivery costs: Stock-based compensation expense	$175	$357	$365	$283